Exhibit 99.2

Item 6. Selected Financial Data

Years Ended December 31,	2003	2002	2001	2000	1999
(in thousands, except per share amounts)
Income statement data
Revenues	$624,106	$633,083	$708,031	$850,408	$692,249
Operating earnings/(loss)	25,551	7,420	56,846	92,660	75,214
Income/(loss) from continuing operations before cumulative effect of change in accounting principle	9,129	(7,870)	26,811	49,005	38,540
Diluted earnings/(loss) per share from continuing operations before cumulative effect of change in accounting principle	0.36	(0.32)	1.08	1.99	1.58

Balance sheet data
Total assets	$673,555	$743,539	$722,690	$795,768	$712,464
Long-term debt	136,000	203,242	234,703	272,630	283,817
Total long-term debt, including current maturities	201,951	203,242	234,703	272,630	283,817
Stockholders’ equity	274,410	307,195	314,245	287,669	247,527

Other data
Diluted weighted average common shares outstanding	25,387	24,763	24,803	24,675	24,468

Dividends per common share	$.20	$.20	$.20	$.20	$.20

Events affecting the comparability of financial information for 2001 through 2003 are discussed in Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations.

On May 7, 1999, the Company sold its Cord Products Division to Volex, Inc. for $27.4 million.

On April 3, 2000, the Company purchased certain assets and assumed certain liabilities of the metallic communications cable operations of Corning Communications Limited in Manchester, United Kingdom for $15.5 million.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis, as well as the accompanying Consolidated Financial Statements and related footnotes, will aid in the understanding of the Company’s operating results as well as its financial position, cash flows, indebtedness and other key financial information. Certain reclassifications have been made to prior year amounts to make them comparable to current year presentation. Preparation of this Current Report on Form 8-K requires the Company to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements and the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily derived from other sources. There can be no assurance that actual amounts will not differ from those estimates. The following discussion will also contain forward-looking statements. In connection therewith, please see the cautionary statements contained herein, which identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

Overview

The Company designs, manufactures and markets metallic and fiber optic wire and cable products for the electronics and communications markets. The Company has manufacturing facilities in North America and Europe.

The Company believes that revenue growth, operating margins and working capital management are its key performance indicators.

During the five-year period from 1999 through 2003, the Company’s total revenues have decreased by 10% from $692.2 million to $624.1 million. This revenue comparison reflects two offsetting trends.

From 2001 through 2003, companies selling products to the electronics and communications markets have suffered through a significant downturn in demand. Much of this downturn can be attributed to the poor health of the general economies in both North America and Europe during that period. A majority of the Company’s revenues historically have been derived from customers located in North America and Europe.

During this same period, the Company used its strong balance sheet to acquire numerous businesses, thus bringing revenues into the Company to partially offset those revenues lost due to the economic downturn. From 1999 through 2003, the Company acquired three businesses that generated combined revenues of $143.0 million during their first year after acquisition. These three businesses are accounted for in continuing operations. (The Company also acquired two additional businesses between 1999 and 2003 that are now accounted for as discontinued operations. These two businesses generated combined revenues of $264.4 million during their first year after acquisition.)

In December 2002, the Company elected to streamline operations by closing its manufacturing facilities in Melbourne, Australia and Villingen, Germany, discontinuing the production of certain products in North America, Europe and Australia and disposing of certain real estate and buildings in order to rationalize production capabilities. The Company recorded impairment losses of $17.8 million on property, plant and equipment and $0.2 million on goodwill in that month. During 2003, the Company paid $10.8 million in severance and other related benefits to 241 terminated employees and recognized an additional impairment loss of $0.4 million related to the closure of the manufacturing facility in Germany. At December 31, 2003, the Company has recorded accrued severance of $0.8 million in anticipation of 2004 payments to an additional 13 employees scheduled for termination.

During 2003, the Company successfully renewed a supply arrangement with its major communications customers in the United Kingdom.

During the years ended December 31, 2003, 2002 and 2001, two of the Company’s customers each accounted for almost 10% of the Company’s total revenues. Revenues from the two customers in 2003 represented 19% and 10% of total revenues. Revenues from the two customers in 2002 represented 20% and 9% of total revenues. Revenues from the two customers in 2001 represented 15% and 9% of total revenues. A loss of one or both of these major customers, a decrease in orders by one or both of the customers or a change in the mix of products purchased by one or both of these customers could adversely affect the Company’s revenues, margins and net income.

Discontinued Operations

From 2001 through 2003, North America has suffered through a general deterioration of its telecommunications market. Market deterioration has occurred due primarily to a general economic slowdown within North America, network overcapacity, network build-out delays and the limited availability of capital. As a result, revenues and results of operations for the North American operations of the Company’s Communications segment have been adversely affected. The significant declines in revenues led to underabsorption of fixed costs, which adversely affected gross margin. Although the Company achieved significant reductions in operating expenses during this same period, the reductions were not sufficient to completely offset unabsorbed costs.

On October 31, 2002, the Company purchased certain assets and assumed certain liabilities of the NORCOM wire and cable business in Kingston, Ontario, Canada (NORCOM) from Cable Design Technologies Corporation for cash of $11.3 million. NORCOM manufactured and marketed metallic cable products primarily for the Canadian and United States communications markets. The purchase price was allocated to the net assets acquired based on their fair market value. No goodwill was recorded with respect to this transaction. On January 9, 2003, the Company announced its decision to close the Kingston facility and relocate production to its other facilities.

As of the acquisition date, the Company accrued severance and other related benefits costs of $11.3 million associated with the announced Kingston facility closure. These costs were recognized as a liability assumed in the purchase and included in the allocation of the cost to acquire NORCOM in accordance with EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. 197 employees were eligible for severance payments. Termination activity that occurred during 2003 is included in Note 6, Discontinued Operations, to the Consolidated Financial Statements.

During the fourth quarter of 2002, the Company elected to dispose of certain excess and inefficient equipment used in the manufacturing of certain products with communications applications. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company estimated the fair value of the assets based upon anticipated net proceeds from the sale of the equipment and recognized an impairment loss of $14.7 million based on the difference between the carrying value of the assets and their fair value. This loss is included in net loss from discontinued operations in the Consolidated Statement of Operations for 2002.

On November 18, 2003, the Company’s Board of Directors decided to seek strategic alternatives for the North American operations of its Communications segment. The Company’s Board of Directors based its decision primarily on the following factors:

•	The Company did not foresee North American telecommunications market conditions improving sufficiently to return the North American operations of its Communications segment to operating profitability in 2004;

•	The significant slowdown in capital spending in the North American telecommunications market created both uncertainty and instability with regard to the level of product demand. Demand can change quickly and can vary significantly over short periods of time. As a result of this uncertainty and instability, the Company had difficulty accurately forecasting near- and long-term operating results and cash flow for the North American operations of its Communications segment; and

•	Since a limited number of customers account for a significant portion of revenues in the North American telecommunications market, operating results are subject to volatility from changes in spending by one or more of these significant customers.

In accordance with SFAS No. 144, the Company performed an evaluation of the recoverability of the carrying value of long-lived assets using undiscounted cash flow projections. Based on the gross undiscounted cash flow projections, the Company determined that all asset groups within the North American operations of its Communications segment were impaired. The Company then estimated fair values using a variety of techniques including discounted cash flows and comparable market data. Calculating the estimated fair values involves significant assumptions. Assumptions utilized in estimating fair values under continued asset use included long-term forecasts of revenue growth, gross margins and capital expenditures. Comparable market data was obtained from appraisals and other third party valuation estimates. During the fourth quarter of 2003, the Company determined that fair values of the asset groups within the North American operations of its Communications segment were less than carrying amounts by $92.4 million. The Company recognized this impairment loss during the fourth quarter of 2003.

On March 12, 2004, the Company’s Board of Directors adopted a plan to sell the assets of the affected operations and exit the North American telecommunications market. On March 18, 2004, the Company announced a definitive agreement to sell assets belonging to the North American operations of its Communications segment to Superior Essex Communications LLC (Superior). Superior will buy inventory and certain equipment, and will take over the Company’s supply agreements with major telecommunications customers, for an amount not to exceed $95.0 million. After the sale takes place, the Company will close its communications cable plant in Phoenix, Arizona. The Company anticipates incurring severance and other related benefits charges related to the Phoenix plant closure in the range of $6.0-$7.0 million. The Company and Superior received notice on April 21, 2004 of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, clearing the way for the transaction to proceed. The companies expect the transaction will close during the second quarter of 2004.

Due to the decision made by the Board of Directors to sell the assets of the North American operations of the Company’s Communications segment, the Company has accounted for these operations as discontinued operations in accordance with SFAS No. 144.

Major classes of assets and liabilities of the North American operations of the Company’s Communications segment as of December 31, 2003 included as part of the disposal group are reflected in Note 6, Discontinued Operations, to the Consolidated Financial Statements.

Consolidated Operating Results

The following table sets forth information comparing 2003 consolidated operating results with 2002 and 2001.

Years Ended December 31,	2003	2002	2001
(in thousands)
Revenues	$624,106	$633,083	$708,031
Gross profit	120,620	121,192	150,175
Operating earnings	25,551	7,420	56,846
Interest expense	12,571	14,257	18,810
Net income/(loss) from continuing operations before cumulative effect of change in accounting principle (CECAP)	9,129	(7,870)	26,811
Net income/(loss) from discontinued operations	(69,859)	(8,023)	4,398
Net income/(loss) before CECAP	(60,730)	(15,893)	31,209
Net income/(loss)	(60,730)	(15,893)	30,958

Business Segments

The Company conducts its operations through two business segments—the Electronics segment and the Communications segment. The Electronics segment designs, manufactures and markets metallic and fiber optic wire and cable products with industrial, networking, entertainment/OEM and communications applications. These products are sold primarily through distributors. The Communications segment designs, manufactures and markets metallic cable products primarily with communications applications. These products are sold chiefly to major telecommunications companies. Due to the pending sale of assets belonging to the North American operations of the Company’s Communications segment to Superior, the North American operations of the Communications segment are accounted for as discontinued operations. Therefore, the European operations, with a manufacturing facility in Manchester, United Kingdom, are accounted for as the only continuing operations of the Communications segment in this Current Report on Form 8-K.

The following table sets forth information comparing 2003 Electronics segment operating results with 2002 and 2001.

Years Ended December 31,	2003	2002	2001
(in thousands)
External customer revenues	$553,743	$567,126	$635,630
Operating earnings	32,163	11,315	61,925
As a percent of external customer revenues	5.8%	2.0%	9.7%

The following table sets forth information comparing 2003 Communications segment operating results with 2002 and 2001.

Years Ended December 31,	2003	2002	2001
(in thousands)
External customer revenues	$70,363	$65,957	$72,401
Operating earnings	4,903	6,627	2,873
As a percent of external customer revenues	7.0%	10.0%	4.0%

Operating Results — 2003 Compared With 2002

Revenues

Revenues decreased 1.4% to $624.1 million in the year ended December 31, 2003 from $633.1 million in the year ended December 31, 2002 as reduced sales volume and net decreased selling prices were only partially offset by favorable currency translation on international revenues.

The Company experienced volume decreases in all of its product offerings due primarily to the sluggish general economies in both North America and Europe. These volume decreases contributed 6.3 percentage points of revenue decrease. The Company believes that the general economy in North America is now improving and that improvement in the North American electronics market should result in a modest volume increase on products sold by the its Electronics segment in 2004. The Company believes the general economy in Europe is also improving and it should experience an increase in the volume of products sold by its Communications segment. The Company believes, however, that the volume of products sold by its Electronics segment will decrease due to its 2002 decision to exit certain product lines in Europe during 2003.

Decreased product pricing also contributed 0.8 percentage points of revenue decrease. This decrease resulted primarily from the impact of sales price reductions implemented on certain products with communications, networking and entertainment/OEM applications. These decreases were partially offset by sales price increases implemented on certain products with industrial applications. The Company believes that sales prices for most products should increase in 2004. These increases will result from the Company’s planned response to the rising costs of copper and other materials.

The increase of the euro, British pound, Canadian dollar and Australian dollar from average exchange values of $0.95, $1.50, $0.64 and $0.54, respectively, in 2002 to $1.13, $1.64, $0.72 and $0.65, respectively, in 2003 partially offset the negative impact that volume and price had on the revenue comparison by 5.7 percentage points. The Company anticipates that average exchange values for 2004 will be higher than those achieved in 2003, thus contributing to an expected overall revenue increase.

Revenues in the United States, representing 50.4% of the Company’s total revenues generated during the year ended December 31, 2003, declined by 6.9% compared with revenues generated during the same period in 2002. This decline was attributed to unfavorable economic conditions in the United States.

Revenues in Canada represented 8.3% of the Company’s total revenues for the year ended December 31, 2003. Canadian revenues for 2003 increased by 5.2% compared with revenues for 2002.The impact of favorable currency translation contributed 10.9 percentage points of the revenue increase. Decreased local currency revenues generated on sales of products with industrial applications partially offset the favorable impact currency translation had on the revenue comparison by 5.7 percentage points.

Revenues in the United Kingdom, representing 13.2% of the Company’s total revenues generated during 2003, decreased by 1.7% compared with revenues generated during 2002. Absent the impact of favorable currency translation, revenues generated for 2003 declined by 8.4% compared with revenues generated for 2002. This decline occurred due to a shortfall in revenues generated on the sale of Electronics segment products partially offset by increased revenues generated on the sale of Communications segment products.

Revenues in Continental Europe represented 16.4% of the Company’s total revenues for the year ended December 31, 2003. Continental European revenues generated during 2003 increased by 14.1% compared with revenues generated during 2002. Absent the impact that favorable currency translation had on the revenue comparison, Continental European revenues generated during 2003 decreased by 9.4% compared with revenues generated during 2002. This decline occurred primarily due to a shortfall in demand for Electronics segment products.

Revenues from the rest of the world, representing 11.6% of the Company’s total revenues generated during the year ended December 31, 2003, increased by 0.6% from the same period in 2002. The increase represented favorable currency translation and stronger demand in the Africa/Middle East markets partially offset by lower demand in both Latin America and the Asia/Pacific markets.

Costs, Expenses and Earnings

The following table sets forth information comparing the components of earnings/(loss) for the year ended December 31, 2003 with the year ended December 31, 2002.

			Percent
			Increase/
			(Decrease)
			2003 Compared
Year Ended December 31,	2003	2002	With 2002
(in thousands, except % data)
Gross profit	$120,620	$121,192	(0.5)%
As a percent of revenues	19.3%	19.1%
Operating earnings	$25,551	$7,420	244.4%
As a percent of revenues	4.1%	1.2%
Net income/(loss) from continuing operations before taxes and CECAP	$12,980	$(6,837)	289.8%
As a percent of revenues	2.1%	(1.1)%
Net income/(loss) from continuing operations	$9,129	$(7,870)	216.0%
As a percent of revenues	1.5%	(1.2)%

Gross profit decreased 0.5% to $120.6 million in the year ended December 31, 2003 from $121.2 million in the year ended December 31, 2002 due primarily to lower sales volume, higher product costs resulting from increased prices for copper and commodities derived from petroleum and natural gas, the impact of sales price reductions taken on certain products with communications, networking and entertainment applications, severance costs of $2.2 million recognized in 2003 related to the manufacturing facility closures in Australia and Germany, severance costs of $1.2 million recognized in 2003 resulting from personnel reductions within the Electronics segment, severance costs of $0.5 million recognized in 2003 resulting from personnel reductions within the Communications segment, and an aggregate nonrecurring $0.7 million favorable settlement from class action litigation regarding the pricing of copper futures recognized in 2002. Also contributing to the unfavorable gross profit comparison was the impact of the Company’s inventory reduction initiative. By limiting production to reduce inventory levels, the Company absorbed less of its fixed costs; thus, unabsorbed costs, or unfavorable production variances, had a negative impact on gross profit. These negative factors were partially offset by the current-year impact of material, labor and overhead cost reduction initiatives as well as severance costs totaling $2.7 million related to personnel reductions within the Electronics segment recognized in 2002, severance costs totaling $5.9 million recognized in 2002 related to product line curtailment and planned manufacturing facility consolidation, and inventory obsolescence costs of $3.6 million recognized in 2002 related to product line curtailment. Gross profit as a percent of revenues increased by 0.2 percentage points from the prior year due to the previously mentioned items.

Operating earnings increased by 244.4% to $25.6 million for the year ended December 31, 2003 from $7.4 million for the year ended December 31, 2002 due primarily to asset impairment costs totaling $18.0 million recognized in 2002 related to product line curtailment and the manufacturing facility closures in Australia and Germany, severance costs totaling $1.3 million recognized in 2002 related to personnel reductions within the Electronics segment, severance costs totaling $2.4 million recognized in 2002 related to product line curtailment and the manufacturing facility closures in Australia and Germany, and bad debt expense totaling $1.9 million recognized in 2002. These favorable factors were somewhat mitigated by lower gross profit, asset impairment costs of $0.4 million recognized in 2003 related to the manufacturing facility closure in Germany, the unfavorable impact of currency translation on selling, general and administrative expense denominated in currencies other than the United States dollar, severance costs of $0.4 million recognized in 2003 related to the manufacturing facility closures in Australia and Germany, severance costs of $2.4 million recognized in 2003 related to personnel reductions within the Electronics segment, and bad debt expense of $0.6 million recognized in 2003 related to the failure of a distribution customer in Asia. Selling, general and administrative expenses increased slightly to 15.2% of revenues in 2003 from 15.1% of revenues in 2002. Operating earnings as a percent of revenues increased by 2.9 percentage points from the prior year due to the previously mentioned items.

Net income/(loss) from continuing operations before taxes and CECAP increased by 289.8% to income of $13.0 million in the year ended December 31, 2003 from a loss of $6.8 million in the year ended December 31, 2002 due mainly to higher operating earnings. Also contributing to the improvement in net income/loss from continuing operations before taxes and CECAP was decreased interest expense. Interest expense decreased 11.8% to $12.6 million in 2003 from $14.3 million in 2002 due to lower average borrowings and marginally lower interest rates. Average debt outstanding during the 2003 and 2002 was $200.1 million and $215.3 million, respectively. The Company’s average interest rate was 6.48% in 2003 and 6.64% in 2002.

The net tax expense of $3.9 million for the year ended December 31, 2003 resulted from net income from continuing operations before taxes of $13.0 million. The Company’s effective tax rate after asset impairment, severance and bad debt was 27.3%. This rate was adjusted to 29.7% because of valuation allowances recorded against the foreign net operating loss carryforwards.

Net income/(loss) from continuing operations increased by 216.0% to income of $9.1 million in the year ended December 31, 2003 from a loss of $7.9 million in the year ended December 31, 2002 due mainly to improved net income/(loss) from continuing operations before taxes and CECAP partially offset by the larger tax expense recognized during 2003.

Electronics Segment

Revenues generated from sales to external customers decreased 2.4% to $553.7 million for the year ended December 31, 2003 from $567.1 million for the year ended December 31, 2002. The segment experienced lower sales volume on products with networking, industrial, entertainment/OEM and communications applications due to the unfavorable manufacturing economies in the United States, Europe and parts of Asia. The impact of price reductions taken on certain products with networking, entertainment and communications applications also had a negative impact on the revenue comparison. The impact of these price reductions was partially offset by price increases taken on certain products with industrial applications. Favorable currency translation on international revenues partially offset the negative impact that volume and pricing had on the revenue comparison.

Operating earnings increased significantly to $32.2 million for the year ended December 31, 2003 from $11.3 million for the same period in 2002 due mainly to asset impairment and severance costs of $17.5 million and $8.3 million, respectively, recognized in 2002 related to product line curtailment and the manufacturing facility closures in Australia and Germany, inventory obsolescence costs of $3.6 million recognized in 2002 related to product line curtailment, severance costs of $3.3 million recognized in 2002 related to personnel reductions taken in response to the downturn in sales activity, bad debt expense totaling $0.9 million recognized in 2002 related to two financially troubled distribution customers, the 2003 impact of cost reduction initiatives related to certain material, labor, manufacturing overhead and selling, general and administrative expenditures, and $2.1 million in unabsorbed production costs recognized during 2002 related to the Company’s Ft. Mill, South Carolina manufacturing facility which was transferred from this segment to the Communications segment effective July 1, 2003. These positive factors were partially offset by lower sales volumes, the impact of sales price reductions taken on certain products, increased unabsorbed production costs resulting from actions taken by the segment to reduce inventory levels, severance and asset impairment costs of $2.5 million and $0.4 million, respectively, recognized in 2003 related to the manufacturing facility closings in Australia and Germany, severance costs of $3.6 million recognized in 2003 related to personnel reductions within the segment, bad debt expense of $0.6 million recognized in 2003 related to the failure of a distribution customer in Asia, and an aggregate nonrecurring $0.7 million favorable settlement from class action litigation regarding the pricing of copper futures recognized during 2002.

Communications Segment

Due to the pending sale of assets belonging to the North American operations of the Company’s Communications segment during the second quarter of 2004, these operations are accounted for as discontinued operations in accordance with SFAS No. 144. Therefore, the European operations, with a manufacturing facility in Manchester, United Kingdom, are accounted for as the only continuing operations of the Company’s Communications segment in this Current Report on Form 8-K. All revenues, costs, income and expenses generated or incurred by the European operations are translated to United States dollars from British pounds.

The Communications segment recorded revenues generated on sales to external customers of $70.4 million for the year ended December 31, 2003; a 6.7% increase from revenues of $66.0 million generated for the year ended December 31, 2002. The revenue increase was due principally to favorable currency translation on international revenues.

Operating earnings deteriorated to $4.9 million for the year ended December 31, 2003 from $6.6 million for the year ended December 31, 2002 due primarily to increased unabsorbed production costs resulting from actions taken to reduce inventory levels and severance costs of $0.5 million recognized in 2003 related to personnel reductions in the United Kingdom. These negative factors were partially offset by the 2003 impact of cost reduction initiatives related to certain material, labor, manufacturing overhead and selling, general and administrative expenditures and asset impairment costs totaling $0.5 million recognized in 2002 related to outdated manufacturing technology.

Discontinued Operations

Due to the pending sale of assets belonging to the North American operations of the Company’s Communications segment during the second quarter of 2004, these operations are accounted for as discontinued operations in accordance with SFAS No. 144.

Net loss from discontinued operations for the year ended December 31, 2003 includes $202.4 million of revenues and $109.2 million of loss before income tax benefits related to the North American operations of the Company’s Communications segment. Net loss from discontinued operations for the year ended December 31, 2002 includes $180.3 million of revenues and $12.9 million of loss before income tax benefits related to the North American operations of the Company’s Communications segment.

Operating Results — 2002 Compared With 2001

Revenues

Revenues decreased 10.5% to $633.1 million in the year ended December 31, 2002 from $708.0 million in the year ended December 31, 2001 as reduced sales volume and decreased selling prices were only partially offset by favorable currency translation on international revenues.

Decreased unit sales contributed 9.6 percentage points of revenue decline. The Company experienced volume decreases in all of its product offerings due primarily to the downturns in both the United States and European economies and capital spending reductions by the Communications segment’s major communications customer.

Decreased product pricing contributed 2.6 percentage points of revenue decline. This decrease resulted primarily from the impact of sales price reductions implemented on certain products with communications, networking, industrial and entertainment/OEM applications as well as lower annual average pass-through copper prices on certain products with communications applications.

The increase of the euro, British pound and Australian dollar from average exchange values of $0.90, $1.44 and $0.52, respectively, in 2001 to $0.95, $1.50 and $0.54, respectively, partially offset the negative impact of volume and pricing on revenue comparisons by 1.7 percentage points.

Revenues in the United States, representing 53.3% of the Company’s total revenues for the year ended December 31, 2002, decreased by 11.6% compared to revenues for the year ended December 31, 2001. This decline was attributed to a shortfall in sales of Electronics segment products resulting from unfavorable general economic conditions in the United States.

Revenues in Canada represented 7.8% of the Company’s total revenues for the year ended December 31, 2002. Canadian revenues for 2002 increased by 22.1% compared with revenues for 2001 due primarily to increased demand for products with industrial applications partially offset by the impact of unfavorable currency translation. Increased local currency revenues generated on sales of products with industrial applications contributed 23.7 percentage points to the revenue increase. The impact of unfavorable currency translation partially offset the favorable impact that the increased industrial products revenues had on the revenue comparison by 1.6 percentage points.

Revenues in the United Kingdom, representing 13.3% of the Company’s total revenues generated during 2002, decreased by 4.5% compared with revenues generated during 2001. Absent the impact of favorable currency translation, revenues generated for 2002 declined by 7.7% compared with revenues generated for 2001. This decline occurred due to a shortfall in revenues generated on the sale of both Electronics segment products and Communications segment products.

Revenues in Continental Europe represented 14.2% of the Company’s total revenues for the year ended December 31, 2002. Continental European revenues decreased by 22.6% from revenues generated during 2001. Absent the impact of favorable currency translation, revenues generated for 2002 declined by 28.2% compared with revenues generated for 2001. This decline occurred due to a shortfall in revenues generated on the sale of both Electronics segment products and Communications segment products.

Revenues from the rest of the world, representing 11.4% of the Company’s total revenues for 2002, decreased by 11.4% from revenues generated in 2001. Absent the impact of favorable currency translation, revenues from the rest of the world for 2002 would have decreased by 12.5% compared to revenues generated in 2001. This decline represented reduced demand in Latin America and the Asia/Pacific markets partially offset by increased demand in the Africa/Middle East markets.

Costs, Expenses and Earnings

The following table sets forth information comparing the 2002 components of earnings with 2001.

			Percentage
			Decrease
			2002 Compared
Years Ended December 31,	2002	2001	with 2001
(in thousands, except % data)
Gross profit	$121,192	$150,175	(19.3)%
As a percent of revenues	19.1%	21.2%
Operating earnings	$7,420	$56,846	(86.9)%
As a percent of revenues	1.2%	8.0%
Net income/(loss) from continuing operations before taxes and CECAP	$(6,837)	$39,236	(117.4)%
As a percent of revenues	(1.1)%	5.5%
Net income/(loss) from continuing operations	$(7,870)	$26,811	(129.4)%
As a percent of revenues	(1.2)%	3.8%

Gross profit decreased 19.3% to $121.2 million in the year ended December 31, 2002 from $150.2 million in the year ended December 31, 2001 due primarily to lower sales volume, the impact of sales price reductions taken on certain products, severance costs of $2.1 million recognized in 2002 related to personnel reductions taken in response to the downturn in sales activity, severance costs of $5.9 million recognized in 2002 related to product line curtailment and planned manufacturing facility consolidation, and inventory obsolescence costs of $3.6 million recognized in 2002 related to product line curtailment. This decrease was partially offset by the impact of material, labor and overhead cost reductions as well as a $0.7 million settlement awarded to the Company in 2002 from class action litigation regarding the pricing of copper futures. Gross profit as a percent of revenues declined by 2.1 percentage points from the prior year reflecting the previously mentioned items.

Operating earnings decreased 86.9% to $7.4 million in the year ended December 31, 2002 from $56.8 million in the year ended December 31, 2001 due primarily to the decrease in gross profit, asset impairment costs of $18.0 million recognized in 2002 related to product line curtailment and planned manufacturing facility consolidation and an increase in selling, general and administrative expenses of 5.0% to $95.7 million in 2002 from $91.2 million in 2001. Partially offsetting these negative factors was the cessation of goodwill amortization, which totaled $2.1 million in 2001, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

The unfavorable performance in selling, general and administrative expenses was primarily the result of severance costs of $1.2 million recognized in 2002 related to personnel reductions taken in response to the downturn in sales activity, management reassignment costs of $0.5 million recognized in 2002, and severance costs of $2.4 million recognized in 2002 related to product line curtailment and planned manufacturing facility consolidation. These negative factors were partially offset by the impact of personnel reductions and tighter spending control throughout the organization. Operating earnings as a percent of revenues declined by 6.8 percentage points from the prior year reflecting the previously mentioned items.

Net income/(loss) from continuing operations before taxes and CECAP decreased 117.4% to a loss of $6.8 million in the year ended December 31, 2002 from income of $39.2 million in the year ended December 31, 2001 due mainly to the decrease in operating earnings and $1.2 million of nonoperating earnings recognized in 2001 related to the Company’s sale of its ownership interest in a medical wire joint venture. The decrease in operating earnings and the nonrecurring nonoperating earnings were partially offset by decreased interest expense. Interest expense decreased 24.2% to $14.3 million in 2002 from $18.8 million in 2001 due to lower borrowings at marginally lower interest rates. Average debt outstanding during 2002 and 2001 was $215.3 million and $261.9 million, respectively. The Company’s average interest rate was 6.64% in 2002 compared to 7.31% in 2001.

The net tax expense of $1.0 million in the year ended December 31, 2002 resulted from a net loss from continuing operations before taxes and CECAP of $6.8 million. The Company had a potential net tax benefit of $5.8 million. However, due to the uncertainty of realizing the benefit of certain asset impairment, severance and inventory obsolescence charges in locations other than the United States, the Company recorded a valuation allowance of $6.8 million against income taxes receivable and deferred income tax assets. As a result, the Company’s effective annual tax rate was reduced to 15.1%.

Net income/(loss) from continuing operations decreased 129.4% to a loss of $7.9 million in the year ended December 31, 2002 from income of $26.8 million in the year ended December 31, 2001 due mainly to lower income/(loss) from continuing operations before taxes and CECAP that was partially mitigated by the decrease in tax expense from 2001 to 2002 and the cumulative effect of the Company’s adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity, in 2001.

Electronics Segment

External customer revenues decreased 10.8% to $567.1 million for the year ended December 31, 2002 from $635.6 million for the year ended December 31, 2001. This decrease can be attributed mainly to weaker demand for all of the segment’s product offerings due to the downturns in both the United States and European economies. Also contributing to the decrease was the impact of price reductions taken on certain products with communications, networking, industrial and entertainment/OEM applications. This decrease was partially offset by the positive effect of currency translation on international revenues.

Operating earnings decreased 81.7% to $11.3 million for the year ended December 31, 2002 from $61.9 million for the year ended December 31, 2001 due primarily to lower revenues, severance costs of $3.3 million recognized in 2002 related to personnel reductions taken in response to the downturn in sales activity, $0.9 million in bad debt expense related to two financially troubled distribution customers recognized in 2002, asset impairment and severance costs of $17.5 million and $8.3 million, respectively, recognized in 2002 related to product line curtailment and planned manufacturing facility consolidation, and inventory obsolescence costs of $3.6 million recognized in 2002 related to product line curtailment. This decrease was partially offset by a $0.7 million settlement awarded to the Company in 2002 from class action litigation regarding the pricing of copper futures and the positive impact of material, labor and overhead cost reductions, personnel reductions, and tighter control of selling, general and administrative spending throughout the segment.

Communications Segment

The Communications segment recorded external customer revenues of $66.0 million for the year ended December 31, 2002, an 8.9% decrease from revenues of $72.4 million for the year ended December 31, 2001, due principally to capital spending reductions by the segment’s major communications customer and the impact of lower annual average pass-through copper prices on certain products with communications applications. These decreases were partially offset by the positive effect of currency translation on international revenues.

Operating earnings increased to $6.6 million of for the year ended December 31, 2002 from $2.9 million for the year ended December 31, 2001 due primarily to the positive impact of material, labor and overhead cost reductions, personnel reductions, and tighter control of selling, general and administrative spending throughout the segment. This positive impact was partially offset by lower revenues and asset impairment costs totaling $0.5 million recognized in 2002 related to updated manufacturing technology and planned manufacturing facility consolidation.

Discontinued Operations

Due to the pending sale of assets belonging to the North American operations of the Company’s Communications segment during the second quarter of 2004, these operations are accounted for as discontinued operations in accordance with SFAS No. 144.

Results from discontinued operations for the year ended December 31, 2002 include $180.3 million of revenues and $12.9 million of loss before income tax benefits related to the North American operations of the Company’s Communications segment. Results from discontinued operations for the year ended December 31, 2001 include $260.3 million of revenues and $3.6 million of income before income tax benefits related to the North American operations of the Company’s Communications segment.

Financial Condition

Liquidity and Capital Resources

The Company’s sources of cash liquidity included cash and cash equivalents, cash from operations and amounts available under credit facilities. Generally, the Company’s primary source of cash has been from business operations. Cash sourced from credit facilities and other borrowing arrangements has historically been used to fund business acquisitions. The Company believes that these sources are sufficient to fund the current requirements of working capital, to make scheduled pension contributions for the Company’s retirement plans, to fund scheduled debt maturity payments, to fund quarterly dividend payments and to support its short-term and long-term operating strategies. Planned capital expenditures for 2004 are approximately $13.7 million, of which approximately $9.4 million relates to capacity maintenance and enhancement. The Company has the ability to revise and reschedule the anticipated capital expenditure program should the Company’s financial position require it.

Any materially adverse reaction to customer demand, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s product mix or economic conditions worldwide could affect the ability of the Company to continue to fund its needs from business operations.

The following table summarizes the Company’s cash flows from operating, investing and financing activities for the years ended December 31, 2003, 2002 and 2001.

Summarized Statements of Cash Flow

Years Ended December 31,	2003	2002	2001
(in thousands)
Net cash provided by/(used in):
Operating activities	$96,388	$93,634	$72,747
Investing activities	(16,492)	(43,928)	(35,425)
Financing activities	(4,913)	(35,141)	(42,015)
Effect of exchange rate changes on cash and cash equivalents	2,377	231	99

Increase/(decrease) in cash and cash equivalents	$77,360	$14,796	$(4,594)

Net Cash Provided by Operating Activities

Years Ended December 31,	2003	2002	2001
(in thousands)
Income/(loss) before CECAP	$(60,730)	$(15,893)	$31,209
Depreciation and amortization	35,765	39,651	40,292
Asset impairment charges	92,752	32,719	—
Deferred tax provision/(benefit)	(33,774)	(1,930)	9,644
Retirement savings plan contributions	3,739	—	—
Employee stock purchase plans	2,149	1,647	3,199
Stock compensation	148	—	—
Gain on business divestiture	—	—	(1,200)
Amortization of unearned deferred compensation	1,502	1,140	508
Changes in operating assets and liabilities, net	54,837	36,300	(10,905)

Net cash provided by operating activities	$96,388	$93,634	$72,747

Net cash provided by operating activities in 2003 totaled $96.4 million and represented $89.5 million net cash provided by operating activities at continuing operations and $6.9 million net cash provided by operating activities at discontinued operations.

2003 Continuing Operations

Changes in operating assets and liabilities provided cash of $43.9 million. This contribution resulted from decreases in both inventories and receivables partially offset by decreased accounts payable and accrued liabilities. In 2003, the Company focused on reducing inventory levels in an effort to accumulate cash for pension contribution payments estimated at $10.3 million and debt maturity payments estimated at $64.0 million to be made in 2004. The Company is accumulating cash rather than prepaying debt due to the onerous penalties that would apply on a debt prepayment. Receivables decreased primarily due to lower revenues. The Company believes that both inventory and receivables balances will increase slightly in 2004 as revenues are projected to increase over 2003. Accounts payable and accrued liabilities decreased from December 31, 2002 due primarily to the payout of severance and other related benefits throughout 2003. The Company believes that accounts payable and accrued liabilities will decrease in 2004 due to the payout of severance and pension contributions.

In 2003, the Company elected to fund certain contributions to one of its retirement savings plans with common stock held in treasury rather than with cash. Treasury stock had a FIFO cost basis of $4.5 million and a market value of $3.7 million.

Also in 2003, the Company elected to partially compensate its nonemployee Directors with common stock held in treasury rather than with cash. Treasury stock had a FIFO cost basis of $0.2 million and a market value of $0.1 million.

2003 Discontinued Operations

Asset impairment costs of $92.4 million were recognized in 2003 related to the Company’s inability to recover its investment in both the tangible and intangible assets of its discontinued operations.

The Company’s deferred tax benefit increased from the year ended December 31, 2002 due primarily to the impairment of long-lived assets within its discontinued operations.

Changes in operating assets and liabilities provided cash of $10.9 million. This contribution resulted from decreases in both inventories and receivables partially offset by decreased accounts payable and accrued liabilities. Inventories decreased due to the Company’s cash accumulation initiative discussed above. Receivables decreased primarily due to lower revenues and the difference between the outstanding balances on the minimum requirement contracts receivables at December 31, 2002 and December 31, 2003. Accounts payable and accrued liabilities decreased from December 31, 2002 due mainly to the payout of severance and other related benefits throughout 2003.

During 2002, cash flow from operations totaled $93.6 million and represented $82.2 million net cash provided by operating activities at continuing operations and $11.4 million net cash provided by operating activities at discontinued operations.

2002 Continuing Operations

Asset impairment costs totaling $18.0 million were recognized in 2002 related to product line curtailment and the manufacturing facility closures in Australia and Germany

Operating assets and liabilities provided $41.4 million of funds. This contribution resulted primarily from decreases in receivables, inventories and income taxes receivable partially offset by a decrease in accounts payable and accrued liabilities. Receivables decreased from December 31, 2001 due to reduced sales volume in 2002. Inventories decreased due to inventory reduction efforts implemented by the Company in response to reduced product demand. Income taxes receivable decreased due to federal income tax refunds received in the first quarter of 2002. Accounts payable and accrued liabilities decreased from December 31, 2001 due to reduced production and purchasing levels within the Company.

2002 Discontinued Operations

Asset impairment costs totaling $14.7 million were recognized in 2002 related to the disposition of certain excess and inefficient equipment used in the manufacturing of certain products with communications applications.

Operating assets and liabilities consumed $5.1 million of funds. This consumption resulted primarily from a decrease in accounts payable and accrued liabilities coupled with an increase in receivables. Accounts payable and accrued liabilities decreased from December 31, 2001 due to reduced production and purchasing levels within the Company. Receivables increased from December 31, 2001 due to the incremental sales provided by the NORCOM operation, acquired in the fourth quarter of 2001. These factors were partially offset by a decrease in inventories due to inventory reduction efforts implemented by the Company in response to reduced product demand.

During 2001, cash flow from operations totaled $72.7 million and represented $55.6 million net cash provided by operating activities at continuing operations and $17.1 million net cash provided by operating activities at discontinued operations.

2001 Continuing Operations

Operating assets and liabilities consumed $11.0 million of funds. This consumption resulted principally from both a decrease in accounts payable and accrued liabilities and an increase in income taxes receivable partially offset by lower receivables and inventories. Accounts payable and accrued liabilities decreased from December 31, 2000 due to reduced production and purchasing levels within the Company, biennial settlement of the employee stock purchase plan and payment of escrowed funds owed to the former stockholders of Cable Systems International Inc. Income taxes receivable increased from December 31, 2000 due to the utilization of tax net operating loss carrybacks to prior periods and estimated interim tax payments made in excess of actual annual amounts due. Receivables decreased from December 31, 2000 due to reduced sales volume in 2001. Inventories decreased due to inventory reduction efforts implemented by the Company in response to reduced product demand.

2001 Discontinued Operations

Operating assets and liabilities contributed $0.1 million of funds. This contribution resulted primarily from lower receivables partially offset by a decrease in accounts payable and accrued liabilities. Receivables decreased due to reduced sales volume in 2001. Accounts payable and accrued liabilities decreased due to reduced production and purchasing levels within the Company.

Net Cash Used in Investing Activities

Years Ended December 31,	2003	2002	2001
(in thousands)
Capital expenditures	$(16,738)	$(32,830)	$(37,072)
Cash used to acquire businesses	—	(11,300)	—
Proceeds from business divestiture	—	—	1,400
Proceeds from disposal of property	246	202	247

Net cash used in investing activities	$(16,492)	$(43,928)	$(35,425)

Capital Expenditures

Years Ended December 31,	2003	2002	2001
(in thousands)
Continuing operations:
Capacity maintenance and enhancement	$7,591	$13,025	$7,363
Capacity expansion	419	2,190	8,387
Other	1,972	4,763	4,154
Discontinued operations	6,756	12,852	17,168

	$16,738	$32,830	$37,072

Capital expenditures decreased significantly in 2003 from expenditures levels in 2002 and 2001 as the Company focused on accumulating cash for future pension contributions and debt maturity payments. Capital expenditures for continuing operations during 2003, 2002 and 2001 were approximately 1.6%, 3.2% and 2.8% of total revenues, respectively. Approximately 76%, 65% and 37% of capital expenditures for continuing operations were utilized for maintaining and enhancing existing production capabilities in 2003, 2002 and 2001, respectively.

In 2002, the Company acquired NORCOM for cash at a cost of approximately $11.3 million.

Proceeds from business divestiture in 2001 resulted from the sale of the Company’s interest in a medical wire joint venture in the Netherlands.

Net Cash Used in Financing Activities

Years Ended December 31,	2003	2002	2001
(in thousands)
Net payments under long-term credit facility and credit agreements	$—	$(31,461)	$(38,635)
Proceeds from exercise of stock options	170	1,198	1,515
Cash dividends paid	(5,083)	(4,878)	(4,895)

Net cash used in financing activities	$(4,913)	$(35,141)	$(42,015)

The Company repaid approximately $31.5 million and $38.6 million of debt during 2002 and 2001, respectively. These repayments were funded primarily by cash flow from operations. Dividends of $0.20 per share per annum were paid to stockholders during 2003, 2002 and 2001.

Borrowings and other contractual obligations have the following scheduled maturities:

Borrowings and Contractual Obligations

	Payments Due by Period
		Less than	1-2	3-4	After
December 31, 2003	Total	1 year	years	years	4 years
(in thousands)
Continuing operations:
Long-term debt, including current maturities (1)	$200,000	$64,000	$15,000	$74,000	$47,000
Interest payable	42,763	12,880	10,153	12,936	6,794
Operating leases	6,006	3,551	1,665	788	2
Inventory purchase obligations	253	253	—	—	—
Capital equipment purchase obligations	881	881	—	—	—
Pension and other postretirement obligations(2)	35,467	12,467	11,500	11,500	—
Discontinued operations:
Operating leases	525	274	251	—	—
Inventory purchase obligations	16,898	16,898	—	—	—
Capital equipment purchase obligations	500	500	—	—	—

Total contractual cash obligations	$303,293	$111,704	$38,569	$99,224	$53,796

(1)	The Senior Notes, Series 1999-A, serve as the notional principal on certain outstanding interest rate swap agreements. Therefore, they were recorded in the financial records in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, at a fair market value as of December 31, 2003 of $66.0 million.

(2)	Annual contributions to the Company’s pension plans for years after 2006 are dependent upon the investment results of the plans’ assets and are thus not currently estimable. Annual contributions to the Company’s other postretirement plan for years after 2004 are estimated to decline over time to the $0.2 million to $0.3 million level as the participants receiving healthcare benefits either die or reach their limit of benefits.

The Company anticipates making increased contributions to its pension plans during 2004. The Company’s contributions to these plans during 2003 were $6.7 million. The anticipated increase results primarily from the funding required for its United States pension plan. During 1993 through 2002, the funded status of this plan neither required any minimum contributions nor permitted any tax-deductible contributions. Due to poor investment results with respect to the United States pension plan’s assets from 2000 through 2002, the Company did make a required minimum contribution of $1.6 million to this plan during 2003. The Company anticipates contributing $10.3 million to its pension plans during 2004, $5.8 million of which is attributable to the United States pension plan. While the amount of contributions to its pension plans for the years after 2004 is partially but significantly affected by the investment results from the plans’ assets, the Company currently anticipates contributions to its pension plans for 2005 and 2006 in amounts no greater than those for 2004.

Other Commercial Commitments

	Amount of Commitment Expiration Per Period
		Less than	1-3	4-5	After
December 31, 2003	Total	1 year	years	years	5 years
(in thousands)
Lines of credit(1)	$58,165	$—	$58,165	$—	$—
Standby letters of credit	3,907	3,907	—	—	—
Guarantees	520	520	—	—	—

Total commercial commitments	$62,592	$4,427	$58,165	$—	$—

(1)	The Company entered into a credit agreement with a group of 6 banks on October 9, 2003 (Credit Agreement). The Credit Agreement provides for a secured, variable-rate and revolving credit facility not to exceed $75.0 million expiring in June 2006. The amount of any borrowing under the Credit Agreement is subject to a borrowing base comprised of the Company’s receivables and inventories located in the United States. Although the Company’s borrowing capacity under the Credit Agreement as of December 31, 2003 was $58.2 million, the Company and CDT have each agreed in the merger agreement discussed in Note 24, Pending Business Combination (unaudited), to the Consolidated Financial Statements that neither party will borrow more than $25.0 million without the consent of the other party prior to the effective date of the merger. There were no outstanding borrowings under the Credit Agreement at December 31, 2003.

Working Capital

December 31,	2003	2002
(in thousands, except current ratio)
Current assets
Cash and cash equivalents	$94,955	$17,595
Receivables	83,242	79,777
Inventories	80,958	98,219
Income taxes receivable	1,770	2,131
Deferred income taxes	9,946	7,804
Other current assets	6,218	7,484
Current assets of discontinued operations	107,302	135,740

Total current assets	$384,391	$348,750
Current liabilities
Accounts payable and accrued liabilities	$89,179	$87,463
Current maturities of long-term debt	65,951	—
Current liabilities of discontinued operations	28,003	33,005

Total current liabilities	$183,133	$120,468

Working capital	$201,258	$228,282
Current ratio(1)	2.10	2.89

(1)	Total current assets divided by total current liabilities

Current assets increased $35.6 million, or 10.2%, from $348.8 million at December 31, 2002 to $384.4 million at December 31, 2003 due primarily to increases in cash and cash equivalents, receivables and the Company’s deferred tax asset partially offset by decreases in all other current asset categories. In 2003, the Company focused on cash accumulation through receivables and inventory reduction, lower capital spending and stricter management control over discretionary spending in anticipation of pension contributions of approximately $10.3 million and debt maturity funding requirements of $64.0 million in 2004. Receivables increased $3.5 million due to the impact that currency translation had on receivables denominated in currencies other than the United States dollar. The Company’s deferred tax asset increased $2.1 million due to a combination of nondeductible reserves associated with current assets and net operating loss carryforwards. Inventories decreased $17.3 million as part of the Company’s cash accumulation initiative. Other current assets decreased $1.3 million due primarily to fair market value reductions on the Company’s outstanding interest rate swaps. Current assets of discontinued operations decreased $28.4 million due to inventory reductions resulting from the Company’s cash accumulation initiative and the $9.5 million decrease in the aggregate balance outstanding on minimum requirements contract receivables at December 31, 2003 compared to December 31, 2002.

Current liabilities increased $62.7 million, or 52.0%, from $120.5 million at December 31, 2002 to $183.1 million at December 31, 2003. The increase was due primarily to the reclassification of the $64.0 million balance outstanding on the Series 1999-A Medium-Term Notes and the related interest rate swaps fair value of $2.0 million from long-term to current as these notes mature in 2004 and a reduction in accrued severance from $8.3 million at December 31, 2002 to $3.2 million at December 31, 2003. These factors were partially offset by a $5.0 million decrease in current liabilities of discontinued operations resulting primarily from a change in the timing of payments for copper and commodities derived from petroleum and natural gas within the discontinued North American operations of the Communications segment.

Long-lived Assets

December 31,	2003	2002
(in thousands)
Property, plant and equipment	$189,129	$190,019
Goodwill and other intangibles	79,462	76,687
Other long-lived assets	6,008	12,143
Long-lived assets of discontinued operations	14,565	115,940

	$289,164	$394,789

Long-lived assets decreased $105.6 million, or 27%, from $394.8 million at December 31, 2002 to $289.2 million at December 31, 2003.

Property, plant and equipment includes the acquisition cost less accumulated depreciation of the Company’s land and land improvements, buildings and leasehold improvements and machinery and equipment. Property, plant and equipment decreased by $0.9 million due mainly to current-year depreciation and asset impairment charges of $0.4 million recognized in 2003 related to the manufacturing facility closure in Germany.

At December 31, 2003 and 2002, goodwill and other intangibles consisted only of goodwill, defined as the unamortized difference between the aggregate purchase price of acquired businesses taken as a whole and the fair market value of the identifiable net assets of those acquired businesses. Goodwill and other intangibles increased $2.8 million in 2003 due to the impact of currency translation on goodwill recorded in currencies other than the United States dollar.

Included in other long-lived assets are unamortized prepaid service fees associated with the Company’s borrowing arrangements, long-lived pension fund prepayments and, as of December 31, 2002, the fair value of the Company’s outstanding interest rate swaps. Other long-lived assets decreased $6.1 million in 2003 due primarily to the $3.1 million reclassification of the fair value of outstanding interest rate swaps that mature within one year to current assets and $2.0 million in long-lived pension fund prepayment amortization for the Company’s Netherlands plan.

Long-lived assets of discontinued operations decreased $101.4 million in 2003 due primarily to asset impairment charges of $92.4 million recognized in 2003 related to the Company’s inability to recover its investment in tangible and intangible assets within the discontinued North American operations of the Communications segment.

Capital Structure

December 31,	2003			2002
(in thousands)	Amount		Percent	Amount		Percent
Current maturities of long-term debt	$65,951	(1)		$—
Long-term debt	136,000			203,242	(2)

Total debt	201,951	(1)	42.4%	203,242	(2)	39.8%

Stockholders’ equity	274,410		57.6	307,195		60.2

	$476,361		100.0%	$510,437		100.0%

(1)	The Senior Notes, Series 1999-A, serve as the notional principal on certain outstanding interest rate swap agreements. Therefore, current maturities of long-term debt and total debt were recorded in the financial records in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, at fair market values as of December 31, 2003 of $66.0 million and $202.0 million, respectively.

(2)	The Senior Notes, Series 1999-A, serve as the notional principal on certain outstanding interest rate swap agreements. Therefore, long-term debt and total debt were both recorded in the financial records in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, at a fair market value as of December 31, 2002 of $203.2 million.

The Company’s capital structure consists primarily of long-term debt and stockholders’ equity. The capital structure decreased $34.1 million primarily due to reductions in stockholders’ equity.

The Company had privately-placed debt of $200.0 million outstanding at December 31, 2003. Details regarding maturities and interest rates are shown below.

	Principal	Maturity	Contractual	Effective
Note Series	Balance	Date	Interest Rate	Interest Rate
Senior Notes, Series 1997-A	$75,000,000	08/11/2009 (1)	6.92%	6.92%
Senior Notes, Series 1999-A	64,000,000 (2)	09/01/2004	7.60%	4.65%
Senior Notes, Series 1999-B	44,000,000	09/01/2006	7.74%	7.75%
Senior Notes, Series 1999-C	17,000,000	09/01/2009	7.95%	8.06%

(1)	The Senior Notes, Series 1997-A include an amortizing maturity feature. The Company is required to repay $15.0 million in principal per annum beginning August 11, 2005.

(2)	The Senior Notes, Series 1999-A, serve as the notional principal on certain outstanding interest rate swap agreements. Therefore, they were recorded in the financial records in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, at a fair market value as of December 31, 2003 of $66.0 million.

The agreements for these private placements contain affirmative and negative covenants including maintenance of minimum net worth and maintenance of a maximum ratio of debt to total capitalization. The Company was in compliance with these covenants at December 31, 2003.

The Company entered into a credit agreement with a group of 6 banks on October 9, 2003 (Credit Agreement). The Credit Agreement provides for a secured, variable-rate and revolving credit facility not to exceed $75.0 million expiring in June 2006. In general, the Company’s assets in the United States, other than real property, secure any borrowing under the Credit Agreement. The amount of any such borrowing is subject to a borrowing base comprised of the Company’s receivables and inventories located in the United States. A fixed charge coverage ratio covenant becomes applicable if the Company’s excess borrowing availability falls below $25.0 million. The Credit Agreement replaced the $100.0 million credit agreement dated June 2001 between the Company and a group of 7 banks that would have expired in June 2004. The Company cancelled the old credit agreement in June 2003.

Although the Company’s borrowing capacity under the Credit Agreement at December 31, 2003 was $58.2 million, the Company and CDT have each agreed in the merger agreement discussed in Note 24, Pending Business Combination (unaudited), to the Consolidated Financial Statements that neither party will borrow more than $25.0 million without the consent of the other party prior to the effective date of the merger. There were no outstanding borrowings under the Credit Agreement at December 31, 2003.

The Company also had unsecured, uncommitted arrangements with 3 banks under which it may borrow up to $7.6 million at prevailing interest rates. At December 31, 2003, the Company had no outstanding borrowings under these arrangements.

The Company manages its debt portfolio by using interest rate swap agreements to achieve an overall desired position of fixed and floating rates. As of December 31, 2003, the Company was party to interest rate swap agreements relating to its 7.60% medium-term notes that mature in 2004. The swaps convert a notional amount of $64.0 million from fixed rates to floating rates and mature in 2004. These agreements have been designated and qualify as fair value hedges of the associated medium-term notes in accordance with SFAS No. 133, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. Based on current interest rates for similar transactions, the fair value of the Company’s interest rate swap agreements at December 31, 2003 was $2.0 million. Credit and market risk exposures on these agreements are limited to the net interest differentials. Net interest differentials earned from the interest rate swaps of $1.9 million pretax, or $0.05 per diluted share, were recorded as a reduction to interest expense for the year ended December 31, 2003. Net interest differentials earned from the interest rate swaps reduced the Company’s average interest rate on long-term debt by 0.97 percentage points for the year ended December 31, 2003. The Company is exposed to credit loss in the event of nonperformance by counterparties on the agreements, but does not anticipate nonperformance by any of the counterparties. At December 31, 2003, the fair value of the interest rate swap agreements was reflected in other current assets on the Consolidated Balance Sheet. At December 31, 2002, the fair value of the interest rate swap agreements was reflected in other long-lived assets on the Consolidated Balance Sheet.

Stockholders’ equity decreased by $32.8 million, or 11%, from 2002 to 2003 due primarily to the 2003 net loss of $60.7 million, dividends of $5.1 million and a decrease of $1.9 million in additional paid in capital resulting from the use of common stock held in treasury for stock compensation plans settlement activity and retirement savings plan contributions. These decreases were partially offset by a $9.3 million reduction of common stock held in treasury as a result of stock compensation plans settlement activity and retirement savings plan contributions, a $0.3 million reduction in unearned deferred compensation due to 2003 amortization and a $25.3 million increase in accumulated other comprehensive income/(loss) resulting from the positive effect of currency exchange rates on financial statement translation and a favorable minimum pension liability adjustment.

Off-Balance Sheet Arrangements

The Company was not a party to any of the following types of off-balance sheet arrangements at December 31, 2003:

•	Guarantee contracts or indemnification agreements that contingently require the Company to make payments to the guaranteed or indemnified party based on changes in an underlying asset, liability or equity security of the guaranteed or indemnified party;

•	Guarantee contracts that contingently require the Company to make payments to the guaranteed party based on another entity’s failure to perform under an obligating agreement;

•	Indirect guarantees under agreements that contingently require the Company to transfer funds to the guaranteed party upon the occurrence of specified events under conditions whereby the funds become legally available to creditors of the guaranteed party and those creditors may enforce the guaranteed party’s claims against the Company under the agreement;

•	Retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangements that serve as credit, liquidity or market risk support to that entity for such assets;

•	Derivative instruments that are indexed to the Company’s common or preferred stock and classified as stockholders’ equity under accounting principles generally accepted in the United States; or

•	Material variable interests held by the Company in unconsolidated entities that provide financing, liquidity, market risk or credit risk support to the Company, or engage in leasing, hedging or research and development services with the Company.

Effects of Inflation

During the years presented, inflation had a relatively minor effect on the Company’s results of operations. In recent years, the rate of inflation in the United States has been relatively low. In addition, because the Company’s inventories are valued primarily on the LIFO method, current inventory costs are matched against current sales so that increases in costs are reflected in earnings on a current basis.

Environmental Remediation

The Company has been identified as a potentially responsible party with respect to three sites designated for remediation under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws. The Company does not own or operate any of these waste sites. Although estimates of cleanup costs have not yet been completed for these sites, the Company believes that, based on its review and other factors, including its estimated share of the waste volume at the sites, the existence of other financially viable, potentially responsible parties and the anticipated nature and scope of the remediation, the costs to the Company relating to these sites will not have a material adverse effect on its results of operations or financial condition. Ground water contamination has been identified on the site of the Venlo, Netherlands, manufacturing facility, which the Company acquired in 1995. The Company has recorded a liability for the remediation costs, which are currently estimated at approximately $1.0 million.

Euro Conversion

In January 1999, certain member countries of the European Union (EU) established irrevocable, fixed conversion rates between their existing sovereign currencies (legacy currencies) and a new common currency (euro). These countries introduced the euro as their common currency over a period ending January 1, 2002 and the various legacy currencies became obsolete effective June 30, 2002.

The Company has significant operations in several of the EU countries that converted to the euro. Therefore, the Company prepared for the introduction of the euro for several years. The timing of the Company’s retirement of the legacy currencies was scheduled so as to comply with various legal requirements and to facilitate optimal coordination with the plans of vendors, distributors and customers. Work related to the introduction of the euro and retirement of the legacy currencies included conversion of information technology systems; recalculation of currency risk; recalibration of financial instruments; evaluation and action, where needed, regarding the continuity of contracts; and modification of processes for preparing tax, accounting, payroll and customer records.

Based on the work performed, the conversion to the euro did not have a material adverse effect on the operating results or financial condition of the Company.

Impact of Newly Issued Accounting Standards

The following accounting standards were issued or became effective during the year ended December 31, 2003:

•	EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor;

•	SFAS No. 149, Amendment of FASB Statement No. 133 on Derivative and Hedging Activities;

•	EITF No. 03-4, Determining the Classification and Benefit Attribution Method for a “Cash Balance” Pension Plan;

•	FASB Staff Position No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

The effects of these accounting standards on the Company’s Consolidated Financial Statements are discussed in Note 2 to the Consolidated Financial Statements.

Critical Accounting Policies

The preparation of financial statement and related disclosures in conformity with accounting principles generally accepted in the United States requires the Company to make judgments, assumptions and estimates that affect the amounts reported in its Consolidated Financial Statements and accompanying notes. Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements describes the significant accounting policies and methods used in preparing the Consolidated Financial Statements. The Company considers the accounting policies described below to be its most critical accounting policies. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the Consolidated Financial Statements. The Company bases its estimates on historical experience or various assumptions that are believed to be reasonable under the circumstances, and the results form the basis for making judgments about the reported values of assets, liabilities, revenues and expenses. The Company believes these judgments have been materially accurate in the past and the basis for these judgments should not change significantly in the future. The Company’s senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of the Company’s Board of Directors. Actual results may differ materially from these estimates under different assumptions or conditions.

Revenue Recognition

Revenue is recognized in the period title to product passes to customers and collectibility of the resulting accounts receivable is reasonably assured. As part of the revenue recognition process, the Company determines whether the resulting accounts receivable are reasonably assured of collection based on a variety of factors, including an evaluation of whether there has been deterioration in the credit quality of its customers, which could result in the Company being unable to collect the accounts receivable. In situations where it is unclear as to whether the Company will be able to sell or collect the accounts receivable, the Company will request alternative financing arrangements, such as prepayment or commercial letters of credit, from the customer.

Sales Incentive, Product Price Protection and Returned Material Allowances

The Company grants incentive allowances to selected customers as part of its sales programs. The incentives are determined based on certain targeted sales volumes. In certain instances, the Company also grants selected product price protection allowances. Certain distribution customers are also allowed to return inventory at the customer’s original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Sales revenues are reduced when incentives, allowances or returns are anticipated or projected. Revenues are reduced by recording a separate deduction in gross revenues. The Company follows guidance provided by Securities Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and EITF No. 00-14, Accounting for Certain Sales Incentives. Future market conditions and product transitions might require the Company to take actions to increase customer incentive and product price protection offerings, possibly resulting in an incremental reduction of revenue at the time the incentive or allowance is offered. Additionally, certain incentive programs require the Company to estimate, based on historical experience, the number of customers who will actually redeem the incentive. Actual results may differ materially from these estimates.

The Company recognized incentive allowances totaling $6.0 million, $5.3 million and $2.8 million as a deduction in gross revenues in 2003, 2002 and 2001, respectively.

Allowance for Doubtful Accounts

The Company evaluates the collectibility of accounts receivable based on the specific identification method. A considerable amount of judgment is required in assessing the realization of accounts receivable, including the current creditworthiness of each customer and related aging of the past due balances. In order to assess the collectibility of the accounts receivable, the Company performs ongoing credit evaluations of its customers’ financial condition. Through these evaluations, the Company may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. In circumstances where the Company is aware of a customer’s inability or unwillingness to pay outstanding amounts, the Company records a specific reserve for bad debts against amounts due to reduce the receivable to its estimated collectible balance. The reserve requirements are based on the best facts available to the Company and are reevaluated and adjusted as additional information is received.

The Company recognized bad debt expense of $0.8 million, $1.8 million and $0.5 million as a component of operating expenses in 2003, 2002 and 2001, respectively.

The allowance for doubtful accounts at December 31, 2003 and 2002 was $2.7 million and $2.5 million, respectively. The Company does not anticipate that any other major customers will be unable to pay outstanding receivables.

Inventory Reserves

The Company evaluates the realizability of its inventory on a product-by-product basis in light of anticipated sales demand, technological changes, product life cycle, component cost trends, product pricing and inventory condition. In circumstances where inventory levels are in excess of anticipated market demand, where inventory is deemed technologically obsolete or not saleable due to condition or where inventory cost exceeds net realizable value, the Company records a charge to cost of goods sold and reduces the inventory to its net realizable value. Revisions to these inventory adjustments would be required if any of the factors mentioned above differed from the Company’s estimates.

At December 31, 2003 and 2002, the Company had inventory reserves of $3.8 million and $8.0 million, respectively.

Deferred Tax Assets

The Company recognizes deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards and deductible temporary differences between taxable income/(loss) on its income tax returns and income/(loss) before income taxes under accounting principles generally accepted in the United States. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in the Company’s Consolidated Financial Statements become deductible for income tax purposes. A valuation allowance is required when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company is required to estimate taxable income in future years or develop tax strategies that would enable tax asset realization in each taxing jurisdiction and use judgment to determine whether or not to record a valuation allowance for part or all of a deferred tax asset. As of December 31, 2003, the Company has approximately $31.3 million of deferred tax assets related in part to domestic and foreign loss carryforwards, net of valuation allowances totaling $9.8 million. The realization of these assets is partially based upon estimates of future taxable income. Based on these estimates, the Company believes the deferred tax assets net of valuation allowances will be realized.

The Company’s net operating loss carryforwards totaled $8.7 million at December 31, 2003. Unless otherwise utilized, net operating loss carryforwards totaling $3.3 million and $1.5 million will expire between 2005 and 2009 and between 2010 and 2023, respectively. Net operating loss carryforwards, which are available for an indefinite carryforward period, total $3.9 million. Net operating loss carryforwards are presented net of liabilities related to the Tax Sharing and Separation Agreement between the Company and its former owner, Cooper Industries, Inc.

Valuation of Goodwill

In accordance with SFAS No. 142, the Company evaluates goodwill for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying value of goodwill may no longer be recoverable. The provision of SFAS No. 142 requires that a two-step impairment test be performed on goodwill. In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company determines the fair value using the income approach. Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the reporting unit’s net assets exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and the Company recognizes an impairment loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating expenses.

The income approach, which the Company uses to estimate the fair value of its reporting units, is dependent on a number of factors including estimates of future market growth and trends, forecasted revenue and costs, expected periods the assets will be utilized, appropriate discount rates and other variables. The Company bases its fair value estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain. Actual future results could differ from these estimates.

During 2003, the Company performed an evaluation of the recoverability of the carrying value of goodwill using discounted cash flow projections. Based on the gross discounted cash flow projections, the Company determined that the carrying value of all goodwill was recoverable at December 31, 2003. At December 31, 2002, carrying value of goodwill in the amount of $0.2 million related to the Company’s Australia operation was deemed impaired and the associated loss was included as other operating expense in the Consolidated Statement of Operations. The remaining carrying value of goodwill at December 31, 2002 was deemed recoverable.

The Company believes if there is little to no improvement during 2004 and beyond from the revenues and profitability achieved by the European operations of its Electronics segment in 2003, future operating results would adversely affect the discounted future cash flows of that operation and, accordingly, could negatively affect the assessment of that operation’s goodwill. Goodwill, net of accumulated amortization, for the European operations of the Electronics segment totaled $18.4 million at December 31, 2003.

Valuation of Long-Lived Assets

In accordance with SFAS No. 144, the Company reviews long-lived assets to determine whether an event or change in circumstances indicates the carrying value of the asset may not be recoverable. The Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether impairment has occurred through the use of an undiscounted cash flows analysis at the lowest level for which identifiable cash flows exist. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. Fair value is the amount at which the asset could be bought or sold in a current transaction between a willing buyer and seller other than in a forced or liquidation sale and can be measured as the asset’s quoted market price in an active market or, where an active market for the asset does not exist, the Company’s best estimate of fair value based on either discounted cash flow analysis or present value analysis.

The discounted cash flow analyses and present value analyses that the Company uses to estimate the fair value of its long-lived assets, are dependent on a number of factors including long-term forecasts of the amounts and timing of overall market growth and the Company’s percentage of that market, groupings of assets, discount rates, terminal growth rates and other variables. The Company bases its fair value estimates on assumptions it believes to be reasonable, but which are not predictable with precision and therefore are inherently uncertain. Actual future results could differ from these estimates.

During 2003, the Company performed an evaluation of the recoverability of the carrying value of long-lived assets using undiscounted cash flow projections. Based on the gross undiscounted cash flow projections, the Company determined that asset groups within the North American operations of its Communications segment were impaired. The Company then estimated fair values using a variety of techniques including discounted cash flows and comparable market data. Calculating the estimated fair values involves significant assumptions. Assumptions utilized in estimating fair values under continued asset use included long-term forecasts of revenue growth, gross margins and capital expenditures. Comparable market data was obtained from appraisals and other third party valuation estimates. During 2003, the Company determined that fair values of asset groups within the North American operations of its Communications segment were less than carrying amounts by $92.4 million. The Company included this impairment charge in net loss from discontinued operations in the Consolidated Statement of Operations for 2003.

During the second quarter of 2003, the Company identified certain equipment in its German manufacturing facility that would not be transferred to the Company’s other manufacturing facilities after the closure of the German manufacturing facility late in 2003. In accordance with SFAS No. 144, the Company estimated the fair value of the equipment based upon anticipated net proceeds from its sale and recognized an impairment loss of $0.4 million based on the difference between the carrying value of the equipment and its fair value. This loss was reflected as other operating expense in the Consolidated Statement of Operations for 2003.

During 2002, the Company recognized impairment losses of $17.8 million on the property, plant and equipment of continuing operations and $14.7 million on the property, plant and equipment of discontinued operations. These losses resulted from the Company’s plan to exit the production of certain products in North America, Europe and Australia, to dispose of certain excess and inefficient equipment used in the manufacturing of certain products with communications applications, and to dispose of certain real estate and buildings in order to rationalize production capabilities. The impairment loss related to continuing operations was reflected as other operating expense in the Consolidated Statement of Operations for 2002. The impairment loss related to discontinued operations was included in net loss from discontinued operations in the Consolidated Statement of Operations for 2002.

Pension and Other Postretirement Benefits

The Company’s pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates and other factors. The Company bases the discount rate assumptions on current investment yields on AA-rated corporate long-term bonds. The salary growth assumptions reflect the Company’s long-term actual experience and future or near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment. The Company’s health care cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. The Company’s key assumptions are described in further detail in Note 14, Retirement Plans, to the Consolidated Financial Statements. Actual results that differ from the Company’s assumptions are accumulated and, if in excess of the lesser of 10% of the project benefit obligation or the fair market value of plan assets, amortized over the estimated future working life of the plan participants.

Outlook

The comments in the following three paragraphs exclude the impact of the possible merger between the Company and Cable Design Technologies Corporation announced on February 5, 2004 (See Note 24, Pending Business Combination (unaudited), to the Consolidated Financial Statements).

The Company anticipates an improvement in the general economies of both North America and Europe in 2004. Market conditions for the Company’s Electronics segment are expected to improve and the Company believes this segment will achieve modest revenue growth in the upcoming year due to volume improvement and sales price increases that are necessary to cover the rising costs of copper and other materials that will be partially offset by the absence of revenues generated by products the Company discontinued in 2003. The Company is anticipating modest revenue growth in the European Communications segment. That growth is the result of volume improvement and increased sales prices throughout the segment that are necessary to cover the rising costs of copper and other materials.

On March 18, 2004, the Company announced a definitive agreement to sell assets belonging to the North American operations of its Communications segment to Superior. Superior will buy inventory and certain equipment, and will take over the Company’s supply agreements with major telecommunications customers, for an amount not to exceed $95.0 million. The companies expect that the transaction will close during the second quarter of 2004. At the time the transaction is closed, the Company will receive up to $85.0 million in cash. The remaining payment of up to $10.0 million is contingent upon Superior’s retention of the economic value derived from the assumed customer agreements. The Company does not anticipate that it will recognize a significant gain or loss on the disposal of this inventory and equipment. After the sale takes place, the Company will close its communications cable plant in Phoenix, Arizona. The Company anticipates incurring severance and other related benefits charges in the range of $6.0-$7.0 million that will have a negative effect on both cash flow and results of discontinued operations during the remainder of 2004.

The following is a summary of financial information related to the discontinued North American operations of the Communications segment.

in thousands	2003(1)(2)	2002(1)(2))	2001(2)
Property, plant and equipment, net	$48,898	$150,102	$151,980
Total assets	121,867	251,680	234,784
External customer revenues	202,415	180,265	260,338
Affiliate revenues	2,582	1,804	12,256

Total revenues	204,997	182,069	272,594
Operating income/(loss) before impairment charges	(17,027)	1,221	3,410
Impairment charges	(92,400)	(14,689)	—

Operating income/(loss)	(109,427)	(13,468)	3,410

(1)	Includes the full year and two-month impact of the NORCOM acquisition in 2003 and 2002, respectively. The NORCOM acquisition was completed on October 31, 2002.

(2)	Includes $35 million of property, plant and equipment classified in current assets of discontinued operations due to its anticipated sale to Superior.

The Company believes the impact of company-wide cost-saving initiatives taken during 2002 and 2003, including plant closures and personnel reductions, should result in improved profitability in 2004. Having met its goals with regard to inventory reduction in 2003, the Company also expects to be producing at or near the level of demand in 2004, thus further helping operating margins. Partially offsetting these improvements will be higher pension and medical expenses.

The Company anticipates recognizing increased expenses for its pension plans during 2004. The Company’s expenses for these plans during 2003 were $5.3 million. The Company anticipates expenses for these plans of $7.9 million during 2004. The increase in expense results primarily from the recognition of investment losses deferred from prior years into the market-related value of plan assets. The market-related value of plan assets is the base to which the expected rate of return is applied to generate the expected return on plan assets component of the net periodic pension cost. Although there were deferred investment losses totaling $44.3 million at December 31, 2003, the amortization of those losses is not anticipated to be a material component of the net periodic pension costs for these plans.

The Company anticipates paying off its Series 1999-A Medium-Term Notes in the amount of $64.0 million during 2004. The Company also anticipates funding $10.3 million in pension contributions in the upcoming year and funding $3.4 million in severance accruals recorded at December 31, 2003 related to both the manufacturing facility closings in Canada and Germany and personnel reductions in the Electronics segment. These transactions will have a significant impact on the Company’s cash flow in 2004; however, the Company anticipates it will have sufficient funds to satisfy these cash requirements.

The Company will continue to receive “sales incentive” compensation of up to $3.0 million per annum through 2005 from a major private-label customer under a minimum requirements contract should the customer fail to meet purchasing targets. This amount could be reduced by the gross margin generated from the customer’s purchases of certain products from the Company during each year through 2005.

On February 4, 2004, the Company entered into an Agreement and Plan of Merger (the Merger) with Cable Design Technologies Corporation (CDT). If the Merger is consummated, the combined company will focus on products for the specialty electronics and data networking markets, including connectivity. Completion of the Merger is subject to approval by stockholders of both companies. Under terms of the Merger, Belden common stockholders would receive 2 shares of CDT common stock (or 1 share of CDT common stock if a proposed reverse stock split of CDT common stock is effected prior to the Merger) for every 1 share of Belden common stock. If the proposed stock split of CDT common stock is effected prior to the Merger, the combined company would have approximately 46 million shares of common stock outstanding. The former CDT stockholders will own approximately 45% of the combined company and the former Belden stockholders will own approximately 55% of the combined company. Upon completion of the Merger, Belden will become a wholly-owned subsidiary of CDT. The Company anticipates that annual dividends in the aggregate of $0.20 per common share will be paid to all common stockholders of the merged companies starting in the third calendar quarter of 2004. The Company anticipates the Merger will be completed during the third quarter of 2004. Because Belden’s owners as a group will retain or receive the larger portion of the voting rights in the combined entity and Belden’s senior management will represent a majority of the senior management of the combined entity, the Company will be considered the acquiror for accounting purposes and will account for the merger as a reverse acquisition under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the consideration paid (purchase price) will be allocated to the tangible and intangible net assets of CDT based upon their fair values, and the net assets of CDT will be recorded at fair value as of the completion of the merger and added to those of the Company.

The following is a summary of selected unaudited balance sheet information of CDT as of its most recent reported quarter ended January 31, 2004:

(in thousands)

Current assets	$277,202
Total assets	513,253
Current liabilities, excluding debt	71,838
Current maturities of long-term debt	1,984
Long-term debt, excluding current maturities	111,921
Total liabilities	209,373
Stockholders’ equity	295,708

The following is a summary of selected unaudited income statement information of CDT for the most recent reported twelve months ended January 31, 2004:

(in thousands)

Revenues	$503,445
Operating earnings before restructuring charges	13,997
Restructuring charges	(3,797)
Operating earnings	10,200
Net loss from continuing operations	(285)

Based on the net assets of CDT as of January 31, 2004, subject to changes of net assets through closing date and determination of the final cost of CDT and allocations of such cost, the aggregate fair values of net assets are expected to be in excess of the book values of net assets by approximately $147.0 million.

Forward-Looking Statements

The statements set forth in this report other than historical facts, including those noted in the “Outlook” section, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As such, they are based on current expectations, estimates, forecasts and projections about the industries in which the Company operates, general economic conditions, and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. As a result, the Company’s actual results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and disclaims any obligation to do so.

See Note 24, Pending Business Combination (unaudited), to the Consolidated Financial Statements for a brief synopsis of the planned merger of the Company with CDT. There can be no assurance as to the timing of the closing of the merger, or whether the merger will close at all. The consideration to be received by the Company’s stockholders, as set forth in the Agreement and Plan of Merger, is fixed despite potential changes in stock prices. The officers and directors of the Company and CDT may have interests in the merger that are different from the interests of stockholders because of employment agreements, severance agreements and stock-based compensation arrangements. The combined company will rely heavily on key personnel and there can be no assurance that such key personnel will be retained by the combined company. Integration of the Company and CDT operations may be difficult, and the expected synergies and cost savings might not be realized. If the merger is not completed, the Company’s business and stock price might be negatively affected if customers, investors and others were to doubt the Company’s ability to compete effectively on its own.

The Company’s actual results may differ materially from such forward-looking statements for the following reasons: changing economic conditions in the United States, Europe and parts of Asia (and the impact such conditions may have on the Company’s sales); increasing price, product and service competition from United States and international competitors (including new entrants); the creditworthiness of the Company’s customers; the outcome of the Company’s planned sale of certain assets belonging to the North American operations of its Communications segment; the Company’s continued ability to introduce, manufacture and deploy competitive new products and services on a timely, cost-effective basis; the ability to successfully restructure the Company’s operations; the ability to transfer production to new or existing facilities; developments in technology; the threat of displacement from competing technologies (including wireless and fiber optic technologies); demand and acceptance of the Company’s products by customers and end users; changes in raw material costs (specifically, costs for copper, Teflon FEP® and commodities derived from petroleum and natural gas) and availability; changes in foreign currency exchange rates; the pricing of the Company’s products (including the Company’s ability to adjust product pricing in a timely manner in response to raw material cost volatility); the success of implementing cost-saving programs and initiatives; reliance on large customers (particularly, the reliance of the Electronics segment on sales to certain large distributors and the reliance of the Communications segment on sales to a large telecommunications customer in the United Kingdom; the threat of war and terrorist activities; general industry and market conditions and growth rates; and other factors noted in this report and other Securities Exchange Act of 1934 filings of the Company.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Market risks relating to the Company’s operations result primarily from foreign currency exchange rates, certain commodity prices, interest rates and credit extended to customers. To manage the volatility relating to exposures, the Company nets the exposures on a consolidated basis to take advantage of natural offsets. For residual exposures, the Company sometimes enters into various derivative transactions pursuant to the Company’s policies in areas such as counterparty exposure and hedging practices. The Company does not hold or issue derivative instruments for trading purposes. The terms of such instruments and the transactions to which they relate generally do not exceed twelve months. Each of these risks is discussed below.

Foreign Currency Exchange Rate Risk

The Company manufactures and sells its products in a number of countries throughout the world, and, as a result, is exposed to movements in foreign currency exchange rates. The primary purpose of the Company’s foreign currency exchange rate management activities is to manage the volatility associated with foreign currency purchases of materials or sales of finished product and other assets and liabilities created in the normal course of business. The Company’s foreign currency exchange rate management strategy involves the use of natural techniques, where possible, such as the offsetting or netting of like-currency cash flows. Where natural techniques are not possible, the Company will sometimes use foreign currency derivatives, typically foreign currency forward contracts, with durations of generally 12 months or less.

At December 31, 2003, the Company had no financial instruments outstanding that were sensitive to changes in foreign currency exchange rates. The Company had no foreign currency derivatives outstanding at December 31, 2003 and did not employ foreign currency derivatives during the year then ended.

The Company generally views as long-term its investments in international subsidiaries with functional currencies other than the United States dollar. As a result, the Company does not generally use derivatives to manage these net investments. In terms of foreign currency translation risk, the Company is exposed primarily to the euro, the British pound, the Hungarian forint, the Canadian dollar and the Australian dollar.

The Company’s net foreign currency investment in foreign subsidiaries and affiliates translated into United States dollars using year-end exchange rates was $111.0 million and $120.1 million at December 31, 2003 and 2002, respectively.

Commodity Price Risk

Certain raw materials used by the Company are subject to price volatility caused by supply conditions, political and economic variables and other unpredictable factors. The primary purpose of the Company’s commodity price management activities is to manage the volatility associated with purchases of commodities in the normal course of business. The Company does not speculate on commodity prices.

The Company is exposed to price risk related to its purchase of copper used in the manufacture of its products. The Company’s copper price management strategy involves the use of natural techniques, where possible, such as purchasing copper for future delivery at fixed prices. Where natural techniques are not possible, the Company will sometimes use commodity price derivatives, typically exchange-traded forward contracts, with durations of generally twelve months or less. The Company did not have any commodity price derivatives outstanding at December 31, 2003 and did not employ any commodity price derivatives during the year then ended. The following table presents the purchase commitments by the notional amount in pounds, the weighted average contract price, and total dollar amounts by expected maturity date. In addition, the table presents the physical inventory of copper at December 31, 2003 by the amount of pounds held at average cost. The fair value of purchase commitments and physical inventory as of December 31, 2003 is also presented.

	Expected Maturity Dates
	2004	Thereafter	Fair Value
(in thousands, except average price)
Purchase commitments:
Continuing operations:
Commitment volume (pounds)	249.1	—
Weighted average price (per pound)	$1.0154	—
Commitment amounts	$253.0	—	$259.8
Discontinued operations:
Commitment volume (pounds)	18,000.0
Weighted average price (per pound)	$0.9388
Commitment amounts	$16,897.6		$18,774.0
On-hand copper rod at December 31, 2003:
Continuing operations:
Pounds on hand	1,307.7	—
Weighted average price (per pound)	$1.0085	—
Total value on hand	$1,318.8	—	$1,363.9
Discontinued operations:
Pounds on hand	704.3
Weighted average price (per pound)	$1.0200
Total value on hand	$718.3		$734.5

The Company is also exposed to price risk related to its purchase of selected commodities derived from petroleum and natural gas used in the manufacture of its products. The Company generally purchases these commodities based upon market prices established with the vendors as part of the purchase process. Recent trends indicate that pricing of these commodities may become more volatile due to the increased prices of both petroleum and natural gas as well as the current threat of terrorist activities. Historically, the Company has not used commodity financial instruments to hedge prices for commodities derived from petroleum and natural gas. There is a modest correlation, primarily in the Communications segment, between costs for commodities derived from petroleum and natural gas and the ultimate selling price of the product. Exposures to most changes in costs for commodities derived from petroleum and natural gas remain unprotected.

Interest Rate Risk

The Company manages its debt portfolio by using interest rate swap agreements to achieve an overall desired position of fixed and floating rates. The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates. For the Company’s short-term and long-term debt obligations, the table presents principal cash flows and average interest rates by expected maturity dates. The table also presents fair values as of December 31, 2003.

	Principal (Notional) Amount by Expected Maturity
	Average Interest (Swap) Rate
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
(in millions, except rates)
Liabilities
Fixed-rate debt		$15.0	$15.0	$15.0	$15.0	$15.0	$75.0	$73.5
Average interest rate		6.92%	6.92%	6.92%	6.92%	6.92%
Fixed-rate debt	$64.0						$64.0	$66.0
Average interest rate	7.60%
Fixed-rate debt			$44.0				$44.0	$46.3
Average interest rate			7.75%
Fixed-rate debt						$17.0	$17.0	$17.4
Average interest rate						8.06%

	Principal (Notional) Amount by Expected Maturity
	Average Interest (Swap) Rate
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
Interest Rate Derivative Financial
Instruments Related to Debt
Interest rate swap
Pay variable/receive fixed	$21.0						$21.0	$0.6
Average rate paid—6 month U.S. LIBOR plus 3.22%
Fixed rate received	7.60%
Interest rate swap
Pay variable/receive fixed	$22.0						$22.0	$0.7
Average rate paid—6 month U.S. LIBOR plus 3.25%
Fixed rate received	7.60%
Interest rate swap
Pay variable/receive fixed	$21.0						$21.0	$0.7
Average rate paid—6 month U.S. LIBOR plus 3.30%
Fixed rate received	7.60%

Credit Risk

The Company sells its products to many customers in several markets across multiple geographic areas. The ten largest customers, primarily the larger distributors and communications companies, constitute in aggregate approximately 50%, 50% and 44% of revenues in 2003, 2002 and 2001, respectively.

During 2003, 2002 and 2001, the Company recorded total bad debt expense of $0.8 million, $1.8 million and $0.5 million, respectively.

The following table reflects the receivables that represent the only significant concentrations of credit to which the Company was exposed at December 31, 2003 and 2002. Historically, these customers generally pay all outstanding receivables within thirty to sixty days of invoice receipt.

December 31,	2003		2002
		Percent of Net		Percent of Net
(in thousands, except % data)	Amount	Receivables	Amount	Receivables
Customer 1	$15,262	18%	$12,412	16%
Customer 2	8,990	11%	7,286	9%

Total	$24,252	29%	$19,698	25%

Item 8. Financial Statements and Supplementary Data
Consolidated Balance Sheets

December 31,	2003	2002
(in thousands, except par value and number of shares)
ASSETS
Current assets:
Cash and cash equivalents	$94,955	$17,595
Receivables, less allowance for doubtful accounts of $2,683 at 2003 and $2,536 at 2002	83,242	79,777
Inventories, net	80,958	98,219
Income taxes receivable	1,770	2,131
Deferred income taxes	9,946	7,804
Other current assets	6,218	7,484
Current assets of discontinued operations	107,302	135,740

Total current assets	384,391	348,750
Property, plant and equipment, less accumulated depreciation	189,129	190,019
Goodwill and other intangibles, less accumulated amortization of $13,768 at 2003 and $13,546 at 2002	79,462	76,687
Other long-lived assets	6,008	12,143
Long-lived assets of discontinued operations	14,565	115,940

	$673,555	$743,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$89,179	$87,463
Current maturities of long-term debt	65,951	—
Current liabilities of discontinued operations	28,003	33,005

Total current liabilities	183,133	120,468
Long-term debt	136,000	203,242
Postretirement benefits other than pensions	10,201	10,732
Deferred income taxes	43,112	35,182
Other long-term liabilities	20,994	25,933
Long-term liabilities of discontinued operations	5,705	40,787
Stockholders’ equity:
Preferred stock, par value $.01 per share, 25,000,000 shares authorized, no shares outstanding	—	—
Common stock, par value $.01 per share, 100,000,000 shares authorized, 26,203,603 issued, and 25,656,313 and 25,112,153 shares outstanding at 2003 and 2002, respectively	262	262
Additional paid-in capital	39,022	40,917
Retained earnings	237,087	302,900
Accumulated other comprehensive income/(loss)	7,461	(17,859)
Unearned deferred compensation	(1,700)	(2,014)
Treasury stock, at cost, 547,290 and 1,091,450 shares at 2003 and 2002, respectively	(7,722)	(17,011)

Total stockholders’ equity	274,410	307,195

	$673,555	$743,539

See accompanying notes.

Consolidated Statements of Operations

Years Ended December 31,	2003	2002	2001
(in thousands, except per share amounts)
Revenues	$624,106	$633,083	$708,031
Cost of sales	503,486	511,891	557,856

Gross profit	120,620	121,192	150,175
Selling, general and administrative expenses	94,717	95,742	91,193
Amortization of goodwill	—	—	2,136
Other operating expenses	352	18,030	—

Operating earnings	25,551	7,420	56,846
Nonoperating earnings	—	—	(1,200)
Interest expense	12,571	14,257	18,810

Income/(loss) from continuing operations before taxes and cumulative effect of change in accounting principle	12,980	(6,837)	39,236
Income tax expense	3,851	1,033	12,425

Net Income from continuing operations before cumulative effect of change in accounting principle	9,129	(7,870)	26,811
Net income/(loss) from discontinued operations, net of tax benefit of $39,296, $4,918 and $763, respectively	(69,859)	(8,023)	4,398

Net income/(loss) before cumulative effect of change in accounting principle	(60,730)	(15,893)	31,209
Cumulative effect of change in accounting principle	—	—	(251)

Net income/(loss)	$(60,730)	$(15,893)	$30,958

Weighted average number of common shares and equivalents:
Basic	25,158	24,763	24,499
Diluted	25,387	24,763	24,803

Basic earnings/(loss) per share:
Continuing operations	$.36	$(.32)	$1.09
Discontinued operations	(2.77)	(.32)	.18
Net income/(loss) before cumulative effect of change in accounting principle	(2.41)	(.64)	1.27
Net income/(loss)	(2.41)	(.64)	1.26

Diluted earnings/(loss) per share:
Continuing operations	$.36	$(.32)	$1.08
Discontinued operations	(2.75)	(.32)	.18
Net income/(loss) before cumulative effect of change in accounting principle	(2.39)	(.64)	1.26
Net income/(loss)	(2.39)	(.64)	1.25

See accompanying notes.

Consolidated Cash Flow Statements

Years Ended December 31,	2003	2002	2001
(in thousands)
Cash flow from operating activities:
Income/(loss) before cumulative effect of change in accounting principle	$(60,730)	$(15,893)	$31,209
Adjustments to reconcile income/(loss) before cumulative effect of change in accounting principle to net cash provided by operating activities:
Depreciation and amortization	35,765	39,651	40,292
Asset impairment charges	92,752	32,719	—
Deferred income tax provision/(benefit)	(33,774)	(1,930)	9,644
Retirement savings plan contributions	3,739	—	—
Employee stock purchase plans	2,149	1,647	3,199
Stock compensation	148	—	—
Gain on business divestiture	—	—	(1,200)
Amortization of unearned deferred compensation	1,502	1,140	508
Changes in operating assets and liabilities(1):
Receivables	20,609	9,089	46,147
Inventories	40,718	12,276	18,294
Accounts payable and accrued liabilities	(27,303)	6,150	(58,481)
Current and deferred income taxes, net	4,403	16,113	(14,501)
Other assets and liabilities, net	16,410	(7,328)	(2,364)

Net cash provided by operating activities	96,388	93,634	72,747
Cash flows from investing activities:
Capital expenditures	(16,738)	(32,830)	(37,072)
Cash used to acquire business	—	(11,300)	—
Proceeds from business divestiture	—	—	1,400
Proceeds from disposal of property, plant and equipment	246	202	247

Net cash used for investing activities	(16,492)	(43,928)	(35,425)
Cash flows from financing activities:
Net payments under credit agreements	—	(31,461)	(38,635)
Proceeds from exercise of stock options	170	1,198	1,515
Cash dividends paid	(5,083)	(4,878)	(4,895)

Net cash used for financing activities	(4,913)	(35,141)	(42,015)
Effect of exchange rate changes on cash and cash equivalents	2,377	231	99

Increase/(decrease) in cash and cash equivalents	77,360	14,796	(4,594)
Cash and cash equivalents, beginning of period	17,595	2,799	7,393

Cash and cash equivalents, end of period	$94,955	$17,595	$2,799

Supplemental cash flow information
Income tax refunds received	$18,614	$21,377	$718
Income taxes paid	(13,630)	(2,852)	(15,450)
Interest paid, net of amount capitalized	(14,543)	(14,752)	(18,040)

(1) Net of the effects of exchange rate changes and acquired businesses.

See accompanying notes.

Consolidated Stockholders’ Equity Statements

						Accumulated
					Unearned	Other
	Common	Paid-In	Retained	Treasury	Deferred	Comprehensive
	Stock	Capital	Earnings	Stock	Compensation	Income/(Loss)	Total
(in thousands)
Balance at December 31, 2000	$262	$47,379	$297,625	$(35,664)	$—	$(21,933)	287,669
Net income			30,958				30,958
Foreign currency translation						(2,541)	(2,541)
Unrealized loss on derivative instruments						(245)	(245)
Minimum pension liability, net of tax of $1.2 million						(1,906)	(1,906)

Comprehensive income							26,266
Issuance of treasury stock
Stock options		(1,013)		2,528			1,515
Stock compensation		(345)		2,086	(1,741)		—
Employee stock purchase plan		(2,248)		5,447			3,199
Amortization of unearned deferred compensation					508		508
Cash dividends ($.20 per share of common stock)			(4,912)				(4,912)

Balance at December 31, 2001	262	43,773	323,671	(25,603)	(1,233)	(26,625)	314,245
Net loss			(15,893)				(15,893)
Foreign currency translation						21,357	21,357
Unrealized gain on derivative instruments						245	245
Minimum pension liability, net of tax of $9.5 million						(12,836)	(12,836)

Comprehensive loss							(7,127)
Issuance of treasury stock
Stock options		(593)		1,791			1,198
Stock compensation		(426)		2,412	(1,921)		65
Retirement savings plan		(576)		1,481			905
Employee stock purchase plan		(1,261)		2,908			1,647
Amortization of unearned deferred compensation					1,140		1,140
Cash dividends ($.20 per share of common stock)			(4,878)				(4,878)

Balance at December 31, 2002	262	40,917	302,900	(17,011)	(2,014)	(17,859)	307,195
Net loss			(60,730)				(60,730)
Foreign currency translation						24,650	24,650
Minimum pension liability, net of tax of $8.7 million						670	670

Comprehensive loss							(35,410)
Issuance of treasury stock
Stock options		1		169			170
Stock compensation		(560)		1,896	(1,188)		148
Retirement savings plan		(713)		4,452			3,739
Employee stock purchase plan		(623)		2,772			2,149
Amortization of unearned deferred compensation					1,502		1,502
Cash dividends ($.20 per share of common stock)			(5,083)				(5,083)

Balance at December 31, 2003	$262	$39,022	$237,087	$(7,722)	$(1,700)	$7,461	$274,410

See accompanying notes.

Notes to Consolidated Financial Statements

Note 1: Description of Business

Belden Inc. (the Company) designs, manufactures and markets metallic and fiber optic wire and cable products for the electronics and communications markets. The Company has manufacturing facilities in North America and Europe and had a manufacturing facility in Australia until June 2003.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements include the Company and all of its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Foreign Currency Translation

For international operations with functional currencies other than the United States dollar, asset and liability accounts are translated at current exchange rates; income and expenses are translated using average exchange rates. Resulting translation adjustments, as well as gains and losses from certain affiliate transactions, are reported in accumulated other comprehensive income/(loss), a separate component of stockholders’ equity. Exchange gains and losses on transactions are included in operating earnings/(loss).

Use of Estimates in the Preparation of the Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the 2001 and 2002 Consolidated Financial Statements in order to conform to the 2003 presentation.

Cash and Cash Equivalents

The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and other investments with an original maturity of three months or less, that the Company may hold from time to time, as cash and cash equivalents.

Trade Receivables and Related Allowances

The Company classifies amounts owed to the Company and due within twelve months, arising from the sale of goods or services in the normal course of business to an unrelated party, as trade receivables. Trade receivables due after twelve months are reclassified as other long-lived assets.

Interest charged on delinquent trade receivables is accrued but the income is deferred as a receivables allowance until the interest is collected.

The Company evaluates the collectibility of accounts receivable based on the specific identification method. A considerable amount of judgment is required in assessing the realization of accounts receivable, including the current creditworthiness of each customer and related aging of the past due balances. In order to assess the collectibility of the accounts receivable, the Company performs ongoing credit evaluations of its customers’ financial condition. Through these evaluations, the Company may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. In circumstances where the Company is aware of a customer’s inability or unwillingness to pay outstanding amounts, the Company records a specific reserve for bad debts against amounts due to reduce the receivable to its estimated collectible balance. The Company recognized bad debt expense of $0.8 million, $1.8 million and $0.5 million in 2003, 2002 and 2001, respectively. The allowance for doubtful accounts at December 31, 2003 and 2002 was $2.7 million and $2.5 million, respectively. The Company does not anticipate that any other major customers will be unable to pay for outstanding receivables.

Inventories and Related Reserves

Inventories, including raw materials, work-in-process and finished goods, are carried at cost or, if lower, market value. Inventory values include direct material, direct labor and production overhead costs. On the basis of current costs, 46% and 51% of inventories in 2003 and 2002, respectively, were carried on the last-in, first-out (LIFO) method. The remaining inventories were carried on the first-in, first-out (FIFO) method.

The Company evaluates the realizability of its inventory on a product-by-product basis in light of anticipated sales demand, technological changes, product life cycle, component cost trends, product pricing and inventory condition. In circumstances where inventory levels are in excess of anticipated market demand, inventory is deemed technologically obsolete or not saleable due to condition or inventory cost exceeds net realizable value, the Company records a charge to cost of goods sold and reduces the inventory to its net realizable value. At December 31, 2003 and 2002, the Company had inventory reserves of $3.8 million and $8.0 million, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets ranging from ten to forty years for buildings, five to twelve years for machinery and equipment and five years for business information systems. Construction in process reflects amounts incurred for the configuration and build-out of property, plant and equipment and for property, plant and equipment not yet placed into service. Maintenance and repairs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 34, Capitalization of Interest Costs, the Company capitalizes interest costs associated with the construction of capital assets for business operations and amortizes the costs over the assets’ useful lives.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets to determine whether an event or change in circumstances indicates the carrying value of the asset may not be recoverable. The Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether impairment has occurred through the use of an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. Fair value is the amount at which the asset could be bought or sold in a current transaction between a willing buyer and seller other than in a forced or liquidation sale and can be measured as the asset’s quoted market price in an active market or, where an active market for the asset does not exist, the Company’s best estimate of fair value based on either discounted cash flow analysis or present value analysis (Note 10, Impairment of Long-Lived Assets).

Goodwill and Other Indefinite-Lived Intangibles

Goodwill represents the excess of acquisition costs over the fair market value of the net assets of acquired businesses and, prior to the Company’s adoption of SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, was amortized on a straight-line basis over an estimated useful life of 40 years. On January 1, 2002, the Company adopted the new rules of accounting under SFAS No. 142. As of December 31, 2003, and during the year then ended, the Company had no indefinite-lived intangible assets other than goodwill. Application of the nonamortization provision of SFAS No. 142 during the year ended December 31, 2001 would have resulted in an increase in net income for that period of $1.4 million ($2.1 million pretax), or $0.06 per diluted share. The Electronics segment and the Communications segment reported goodwill, net of accumulated amortization, at December 31, 2003 in the amounts of $76.9 million and $2.6 million, respectively. There was no significant change in the allocation of goodwill by reportable segment between December 31, 2002 and December 31, 2003.

In accordance with SFAS No. 142, the Company evaluates goodwill for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying value of goodwill may no longer be recoverable. The provision of SFAS No. 142 requires that a two-step impairment test be performed on goodwill. In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company determines the fair value using the income approach. Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and the Company recognizes an impairment loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating expenses.

At December 31, 2003, the carrying value of all goodwill was considered recoverable. At December 31, 2002, the carrying value of goodwill in the amount of $0.2 million related to the Company’s Australian operation was deemed impaired and the associated loss was included as other operating expense in the Consolidated Statement of Operations. The remaining carrying value of goodwill at December 31, 2002 was deemed recoverable.

Pension and Other Postretirement Benefits

The Company’s pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates and other factors. The Company bases the discount rate assumptions on current investment yields on AA-rated corporate long-term bonds. The salary growth assumptions reflect the Company’s long-term actual experience and future or near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment. The Company’s health care cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. The Company’s key assumptions are described in further detail in Note 14, Retirement Plans. Actual results that differ from the Company’s assumptions are accumulated and, if in excess of the lesser of 10% of the project benefit obligation or the fair market value of plan assets, amortized over the estimated future working life of the plan participants.

Comprehensive Income/(Loss)

Comprehensive income/(loss) consists of net income/(loss), foreign currency translation adjustments, unrealized gain/(loss) on derivative instruments and minimum pension liability adjustments, and is presented in the accompanying consolidated statements of stockholders’ equity.

Revenue Recognition

Revenue is recognized in the period title to product passes to customers and collectibility of the resulting accounts receivable is reasonably assured. As part of the revenue recognition process, the Company determines whether the resulting accounts receivable are reasonably assured of collection based on a variety of factors, including an evaluation of whether there has been deterioration in the credit quality of its customers, which could result in the Company being unable to collect the accounts receivable. In situations where it is unclear as to whether the Company will be able to sell or collect the accounts receivable, the Company will request alternative financing arrangements, such as prepayment or commercial letters of credit, from the customer.

The Company grants incentive allowances to selected customers as part of its sales programs. The incentives are determined based on certain targeted sales volumes. In certain instances, the Company also grants selected product price protection allowances. Certain distribution customers are also allowed to return inventory at the customer’s original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Sales revenues are reduced when incentives, allowances or returns are anticipated or projected. Revenues are reduced by recording a separate deduction in gross revenues. The Company follows guidance provided by Securities Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and Emerging Issues Task Force Abstract (EITF) No. 00-14, Accounting for Certain Sales Incentives.

Shipping and Handling Costs

In accordance with EITF No. 00-10, Accounting for Shipping and Handling Fees and Costs, the Company includes fees earned on the shipment of product to customers in revenues and includes costs incurred on the shipment of product to customers as cost of sales. Certain handling costs primarily incurred at the Company’s distribution centers totaling $6.5 million, $7.2 million and $5.8 million were included in selling, general and administrative expenses for 2003, 2002 and 2001, respectively.

Research and Development

Research and development expenditures are charged to expense as incurred. Expenditures for research and development sponsored by the Company were $7.9 million, $7.5 million and $8.0 million for 2003, 2002 and 2001, respectively.

Environmental Remediation and Compliance

Environmental remediation costs are accrued, except to the extent costs can be capitalized, based on estimates of known environmental remediation exposures. Environmental compliance costs include maintenance and operating costs with respect to ongoing monitoring programs. Such costs are expensed as incurred. Capitalized environmental costs are depreciated generally utilizing a 15-year life.

Stock-Based Compensation

During the years ended December 31, 2003, 2002 and 2001, the Company sponsored four stock compensation plans—the Belden Inc. 2003 Long-term Incentive Plan and the Belden Inc. 1994 Incentive Plan (together, the Incentive Plans) as well as the Belden Inc. 2003 Employee Stock Purchase Plan and the Belden Inc. 1994 Employee Stock Purchase Plan (together, the Stock Purchase Plans).

The Belden Inc. 1994 Incentive Plan expired by its own terms in October 2003 and no future awards are available under this plan. The Belden Inc. 1993 Employee Stock Purchase Plan expired by its own terms in September 2003 and no future purchase rights are available under this plan. Both plans are disclosed in this note because options and stock purchase rights granted under these plans affected pro forma operating results for the years ended December 31, 2003, 2002 and 2001.

Under the Incentive Plans, certain employees of the Company are eligible to receive awards in the form of stock options, stock appreciation rights, restricted stock grants and performance shares. To date, the Company has not issued stock appreciation rights or performance shares. The Company accounts for stock options using the intrinsic value method provided in Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plans. The Company accounts for restricted stock grants under APB No. 25 as fixed-plan awards since both the aggregate number of awards issued and the aggregate amount to be paid by the participants for the common stock is known. Compensation related to the grants is measured as the difference between the market price of the Company’s common stock at the grant date and the amount to be paid by the participants for the common stock. Compensation costs associated with each restricted stock grant are amortized to expense over the grant’s vesting period.

Under the Stock Purchase Plans, all full-time employees and part-time employees who work 20 or more hours per week and 5 or more months per year in Canada, the Netherlands, the United States and, prior to January 1, 2004, Germany receive the right to purchase a specified amount of common stock at the lesser of 85% of the fair market value on the offering date or 85% of the fair market value on the exercise date. The Company accounts for these purchase rights using the intrinsic value method provided by APB No. 25. Accordingly, no compensation cost has been recognized for purchase rights granted under the Stock Purchase Plans.

The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The effect on operating results of calculating the Company’s stock compensation using the fair value method presented in SFAS No. 123 is as follows:

Years Ended December 31,	2003	2002	2001
(in thousands, except per share amounts)
As reported
Stock-based employee compensation cost, net of tax	$926	$649	$313
Net income/(loss)	(60,730)	(15,893)	30,958
Basic earnings/(loss) per share	(2.41)	(.64)	1.26
Diluted earnings/(loss) per share	(2.39)	(.64)	1.25
Pro forma
Stock-based employee compensation cost, net of tax	$2,099	$2,428	$2,468
Net income/(loss)	(61,903)	(17,672)	28,803
Basic earning/(loss) per share	(2.46)	(.71)	1.18
Diluted earnings/(loss) per share	(2.44)	(.71)	1.16

The fair value of common stock options outstanding under the Incentive Plans and the fair value of stock purchase rights outstanding under the Stock Purchase Plans were estimated at the date of grant using the Black-Scholes option-pricing model.

For the years ended December 31, 2003, 2002, and 2001, assumptions used in the determination of the fair value of the stock options and stock purchase rights include the following:

Years Ended December 31,	2003	2002	2001
Dividend yield	6.36%	4.63%	4.09%
Expected volatility	41.05%	40.35%	41.15%
Expected option life (in years)	4.31	4.78	5.27
Risk free interest rate	2.46%	3.41%	4.61%

For the years ended December 31, 2003, 2002 and 2001, the weighted average per share fair value of options granted under the Incentive Plans and purchase rights granted under the Stock Purchase Plans during each period were as follows:

Years Ended December 31,	2003	2002	2001
Incentive Plan	$1.58	$4.45	$6.80
Stock Purchase Plan	5.98	3.09	4.19

The Black-Scholes option-pricing model was developed to estimate the fair value of market-traded options. Incentive stock options and stock purchase rights have certain characteristics, including vesting periods and non-transferability, which market-traded options do not possess. Due to the significant effect that changes in assumptions and differences in option and purchase right characteristics might have on the fair values of stock options and stock purchase rights, the models may not accurately reflect the fair values of the stock options and stock purchase rights.

Interest Expense

The Company presents interest expense net of capitalized interest costs and interest income earned on cash equivalents.

Years ended December 31,	2003	2002	2001
(in thousands)
Gross interest expense	$13,276	$15,748	$20,544
Capitalized interest costs	(158)	(262)	(439)
Interest income earned on cash equivalents	(547)	(1,229)	(1,295)

Net interest expense	$12,571	$14,257	$18,810

Income Taxes

Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable due to the recognition of revenues and expenses in different periods for income tax and financial statement purposes. Income taxes are provided as if operations in all countries, including the United States, were stand-alone businesses filing separate tax returns. In the first quarter of 2001, the Company determined under APB No. 23, Accounting for Income Taxes – Special Areas, that undistributed earnings from its international subsidiaries would not be remitted to the United States in the foreseeable future and, therefore, no additional provision for United States taxes was made.

The Company recognizes deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards and deductible temporary differences between taxable income/(loss) on its income tax returns and income/(loss) before income taxes under accounting principles generally accepted in the United States. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in the Company’s Consolidated Financial Statements become deductible for income tax purposes. A valuation allowance is required when it is more likely that some portion or all of the deferred tax assets will not be realized. The Company is required to estimate taxable income in future years or develop tax strategies that would enable tax asset realization in each taxing jurisdiction and use judgment to determine whether or not to record a valuation allowance for part or all of a deferred tax asset. As of December 31, 2003 and 2002, the Company has approximately $31.3 million and $23.0 million of deferred tax assets related in part to domestic and foreign loss carryforwards, net of valuation allowances totaling $9.8 million and $6.8 million, respectively. The realization of these assets is partially based upon estimates of future taxable income. Based on these estimates, the Company believes the deferred tax assets net of valuation allowances will be realized.

Financial Risk Management

The Company is exposed to various market risks such as changes in foreign currency exchange rates, commodity pricing and interest rates (Note 12, Long-Term Debt and Other Borrowing Arrangements). To manage the volatility relating to these exposures, the Company nets the exposures on a consolidated basis to take advantage of natural offsets. For residual exposures, the Company sometimes enters into various derivative transactions pursuant to the Company’s policies in areas such as counterparty exposure and hedging practices. The Company does not hold or issue derivative instruments for trading purposes. The terms of such instruments and the transactions to which they relate generally do not exceed twelve months.

Foreign Currency Exchange Rate Management

The Company manufactures and sells its products in a number of countries throughout the world, and, as a result, is exposed to movements in foreign currency exchange rates. The primary purpose of the Company’s foreign currency exchange rate management activities is to manage the volatility associated with foreign currency purchases of materials or sales of finished product and other assets and liabilities created in the normal course of business. The Company’s foreign currency exchange rate management strategy involves the use of natural techniques, where possible, such as the offsetting or netting of like-currency cash flows. Where natural techniques are not possible, the Company will sometimes use foreign currency derivatives, typically foreign currency forward contracts, with durations of generally 12 months or less.

The Company did not have any foreign currency derivatives outstanding at December 31, 2003 and did not employ foreign currency derivatives during the year then ended..

The Company generally views as long-term its investments in international subsidiaries with functional currencies other than the United States dollar. As a result, the Company does not generally use derivatives to manage these net investments. In terms of foreign currency translation risk, the Company is exposed primarily to the euro, the British pound, the Hungarian forint, the Canadian dollar and the Australian dollar.

The Company’s net foreign currency investment in foreign subsidiaries and affiliates translated into United States dollars using year-end exchange rates was $111.0 million and $120.1 million at December 31, 2003 and 2002, respectively.

Commodity Price Management

Certain raw materials used by the Company are subject to price volatility caused by supply conditions, political and economic variables and other unpredictable factors. The primary purpose of the Company’s commodity price management activities is to manage the volatility associated with purchases of commodities in the normal course of business.

The Company is exposed to price risk related to its purchase of copper used in the manufacture of its products. The Company’s copper price management strategy involves the use of natural techniques, where possible, such as purchasing copper for future delivery at fixed prices (Note 17, Unconditional Purchase Obligations). Where natural techniques are not possible, the Company will sometimes use commodity price derivatives, typically exchange-traded forward contracts, with durations of generally twelve months or less.

The Company did not have any commodity price derivatives outstanding at December 31, 2003 and did not employ commodity price derivatives during the year then ended.

The Company is also exposed to price risk related to its purchase of selected commodities derived from petroleum and natural gas used in the manufacture of its products. The Company generally purchases these commodities based upon market prices established with the vendors as part of the purchase process. Recent trends indicate that pricing of these commodities may become more volatile due to the increased prices of both petroleum and natural gas as well as the current threat of terrorist activities. Historically, the Company has not used commodity financial instruments to hedge prices for commodities derived from petroleum and natural gas. There is a modest correlation, primarily in the Communications segment, between costs for commodities derived from petroleum and natural gas and the ultimate selling price of the product. Exposures to most changes in costs for commodities derived from petroleum and natural gas remain unprotected.

Impact of Newly Issued Accounting Standards

In November 2002, the Financial Accounting Standards Board (FASB) issued EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF No. 02-16 provides accounting guidance on how a customer should characterize consideration received from a vendor and both when and how to recognize and measure that consideration in its financial records. Under EITF No. 02-16, cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer’s income statement unless the consideration is either (a) a payment for assets or services delivered to the vendor, in which case the consideration should be characterized as revenue or other income, as appropriate, when recognized in the customer’s income statement, or (b) a reimbursement of costs incurred by the customer to sell the vendor’s products, in which case the consideration should be characterized as a reduction of that cost when recognized in the customer’s income statement. EITF No. 02-16 also requires that a rebate or refund of consideration that is payable pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund provided the amounts are probable and reasonably estimable. If the rebate or refund is not probable and reasonably estimable, it should be recognized as the milestones are achieved. EITF No. 02-16 was effective for new arrangements, including modifications of existing arrangements, initiated after December 31, 2002 and for new binding arrangements in which consideration is payable only if the customer completes a specified cumulative level of purchases or remains a customer for a specified period of time initiated after November 21, 2002.

During the year ended December 31, 2003, the Company did receive cash consideration from certain vendors. This consideration was characterized as a reduction of cost of sales when recognized in the Consolidated Statement of Operations. The consideration received under binding arrangements that required the Company to complete a cumulative level of purchases was recognized as a reduction of cost of sales based on a systematic and rational allocation of the consideration offered to each of the underlying transactions when the amounts were probable and reasonably estimable; otherwise, the consideration was recognized as a reduction of cost of sales as the arrangement milestones were achieved. The Company accounted for consideration received from vendors in a similar manner in prior years. The adoption of EITF No. 02-16 has not had a material impact on the Company’s Consolidated Financial Statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of FASB Statement No. 133 on Derivative and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective for contracts initiated or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 has not had a material impact on the Company’s Consolidated Financial Statements.

In May 2003, the FASB issued EITF No. 03-4, Determining the Classification and Benefit Attribution Method for a “Cash Balance” Pension Plan. EITF No. 03-4 defines a “cash balance” pension plan as a plan that contains a defined principal-crediting rate as a percentage of salary and a defined, non-contingent interest-crediting rate that entitles participants to future interest credits at a stated, fixed rate until retirement. EITF No. 03-4 requires that “cash balance” pension plans be considered defined benefit pension plans for the purpose of applying SFAS No. 87, Employers’ Accounting for Pensions. EITF No. 03-4 also declares the traditional unit credit method to be the appropriate cost attribution approach for “cash balance” pension plans. Although the Company sponsors “cash balance” pension plans for certain of its locations, the plans do not have the characteristics of the “cash balance” pension plans covered by EITF No. 03-4. The plans sponsored by the Company contain an interest-crediting rate that entitles participants to future interest credits at a variable rate until retirement. The adoption of EITF No. 03-4 has not had a material impact on the Company’s Consolidated Financial Statements.

In January 2004, the FASB issued FASB Staff Position (FAS) No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FAS No. 106-1 allows postretirement health care plan sponsors to defer recognizing the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act) in accounting for the plans under SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and in providing disclosures related to the plans required by SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, until authoritative guidance on the accounting for the federal subsidy provided in the Act is issued or until certain other events addressed in FAS No. 106-1 occur. Regardless of whether a plan sponsor elects the deferral, FAS No. 106-1 requires that certain other disclosures be included in the sponsors’ annual or interim financial statements. FAS No. 106-1 was effective for interim or annual financial statements of fiscal years ending after December 7, 2003. The Company sponsors postretirement health care plans for certain of its locations and expects that the Act will eventually reduce its costs for some of these plans. At this point, the Company’s investigation into its response to the Act is preliminary as it awaits guidance from various governmental and regulatory agencies concerning the requirements that must be met to obtain these cost reductions as well as the manner in which such savings would be measured. Because of the various uncertainties related to the Company’s response to the Act and the appropriate accounting methodology for this event, the Company has elected to defer financial recognition of the Act until the FASB issues final accounting guidance. When issued, the final guidance could require the Company to change previously reported information.

Note 3: Share Information

	Common Stock	Treasury Stock
(number of shares in thousands)
Balance at December 31, 2000	26,204	(1,774)
Issuance of treasury stock
Stock options	—	80
Stock compensation	—	66
Employee stock purchase plan	—	185

Balance at December 31, 2001	26,204	(1,443)
Issuance of treasury stock
Stock options	—	69
Stock compensation	—	89
Retirement savings plan	—	62
Employee stock purchase plan	—	132

Balance at December 31, 2002	26,204	(1,091)
Issuance of treasury stock
Stock options	—	10
Stock compensation	—	103
Retirement savings plan	—	249
Employee stock purchase plans	—	182

Balance at December 31, 2003	26,204	(547)

Note 4: Earnings/(Loss) Per Share

Basic earnings/(loss) per share are computed by dividing net income/(loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings/(loss) per share are computed by dividing net income/(loss) available to common shareholders by the weighted average number of common shares outstanding plus additional potential dilutive shares assumed to be outstanding. Additional potential shares are calculated for each measurement period based on the treasury stock method, under which repurchases are assumed to be made at the average fair market value price per share of the Company’s common stock during the period. The Company’s additional potential dilutive shares currently consist of stock options and unvested restricted stock. Unvested restricted stock carries dividend and voting rights but is not included in the weighted average number of common shares outstanding used to compute basic earnings/(loss) per share.

Years Ended December 31,	2003	2002	2001
(in thousands, except per share amounts)
Numerator:
Net income/(loss) from continuing operations before cumulative effect of change in accounting principal (CECAP)	$9,129	$(7,870)	$26,811
Net income/(loss) from discontinued operations	(69,859)	(8,023)	4,398
Net income/(loss) before CECAP	(60,730)	(15,893)	31,209
Net income/(loss)	(60,730)	(15,893)	30,958

Denominator:
Basic average shares outstanding	25,158	24,763	24,499
Effect of dilutive common stock equivalents	229	—	304

Diluted average shares outstanding	25,387	24,763	24,803

Basic earnings/(loss) per share:
Continuing operations	$.36	$(.32)	$1.09
Discontinued operations	(2.77)	(.32)	.18
Net income/(loss) before CECAP	(2.41)	(.64)	1.27
Net income/(loss)	(2.41)	(.64)	1.26

Diluted earnings/(loss) per share:
Continuing operations	$.36	$(.32)	$1.08
Discontinued operations	(2.75)	(.32)	.18
Net income/(loss) before CECAP	(2.39)	(.64)	1.26
Net income/(loss)	(2.39)	(.64)	1.25

For the years ended December 31, 2003 and 2001, the Company did not include 2.6 million and 1.3 million outstanding stock options, respectively, in its development of the denominators used in the diluted earnings/(loss) per share computations. The exercise prices of these options were greater than the respective average market price of the Company’s common stock during those measurement periods.

For the year ended December 31, 2002, the Company did not include 2.9 million outstanding stock options and 0.2 million outstanding shares of unvested restricted stock in its development of the denominator used in the diluted earnings/(loss) per share computation. Due to the Company’s $7.9 million net loss from continuing operations before CECAP for this measurement period, the inclusion of any common stock equivalents in the denominator would have been antidilutive.

Note 5: Accumulated Other Comprehensive Income/(Loss)

	Foreign	Unrealized
	Currency	Gain/(Loss) on		Accumulated Other
	Translation	Derivative	Minimum Pension	Comprehensive
(in thousands)	Adjustments	Instruments	Liability	Income/(Loss)
Balance at December 31, 2001	$(24,474)	$(245)	$(1,906)	$(26,625)
Current Period Change	21,357	245	(12,836)	8,766

Balance at December 31, 2002	(3,117)	—	(14,742)	(17,859)
Current Period Change	24,650	—	670	25,320

Balance at December 31, 2003	$21,533	$—	$(14,072)	$7,461

Note 6: Discontinued Operations

From 2001 through 2003, North America has suffered through a general deterioration of its telecommunications market. Market deterioration has occurred due primarily to a general economic slowdown within North America, network overcapacity, network build-out delays and the limited availability of capital. As a result, revenues and results of operations for the North American operations of the Company’s Communications segment have been adversely affected. The significant declines in revenues led to underabsorption of fixed costs, which adversely affected gross margin. Although the Company achieved significant reductions in operating expenses during this same period, the reductions were not sufficient to completely offset unabsorbed costs.

On October 31, 2002, the Company purchased certain assets and assumed certain liabilities of the NORCOM wire and cable business in Kingston, Ontario, Canada (NORCOM) from Cable Design Technologies Corporation for cash of $11.3 million. NORCOM manufactured and marketed metallic cable products primarily for the Canadian and United States communications markets. The purchase price was allocated to the net assets acquired based on their fair market value. No goodwill was recorded with respect to this transaction. On January 9, 2003, the Company announced its decision to close the Kingston facility and relocate production to its other facilities.

As of the acquisition date, the Company accrued severance and other related benefits costs of $11.3 million associated with the announced Kingston facility closure. These costs were recognized as a liability assumed in the purchase and included in the allocation of the cost to acquire NORCOM in accordance with EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. 197 employees were eligible for severance payments.

The following table sets forth termination activity that occurred during the year ended December 31, 2003:

		Total Number
		of Employees
	Severance	Eligible for
	and	Severance and
	Other Related	Other Related
	Benefits	Benefits
(in thousands, except number of employees)
Balance at December 31, 2002	$11,317	197
Cash payments/terminations	(8,576)	(195)
Foreign currency translation	1,189	—
Charges/other adjustments	(3,735)	—

Balance at December 31, 2003	$195	2

Charges/other adjustments for acquisition-related severance and other related benefits reflect the reduction of charges originally accrued as of the acquisition date due to unanticipated early retirements of certain employees. In accordance with SFAS No. 141, Business Combinations, the original purchase price allocation for the NORCOM acquisition was revised, resulting in a like reduction in property, plant and equipment.

During the fourth quarter of 2002, the Company elected to dispose of certain excess and inefficient equipment used in the manufacturing of certain products with communications applications. In accordance with SFAS No. 144, the Company estimated the fair value of the assets based upon anticipated net proceeds from the sale of the equipment and recognized an impairment loss of $14.7 million based on the difference between the carrying value of the assets and their fair value. This loss is included in net loss from discontinued operations in the Consolidated Statement of Operations for 2002.

On November 18, 2003, the Company’s Board of Directors decided to seek strategic alternatives for the North American operations of its Communications segment. The Company’s Board of Directors based its decision primarily on the following factors:

•	The Company did not foresee North American telecommunications market conditions improving sufficiently to return the North American operations of its Communications segment to operating profitability in 2004;

•	The significant slowdown in capital spending in the North American telecommunications market created both uncertainty and instability with regard to the level of product demand. Demand can change quickly and vary significantly over short periods of time. As a result of this uncertainty and instability, the Company had difficulty accurately forecasting near- and long-term operating results and cash flow for the North American operations of its Communications segment; and

•	Since a limited number of customers account for a significant portion of revenues in the North American telecommunications market, operating results are subject to volatility from changes in spending by one or more of these significant customers.

In accordance with SFAS No. 144, the Company performed an evaluation of the recoverability of the carrying value of long-lived assets using undiscounted cash flow projections. Based on the gross undiscounted cash flow projections, the Company determined that all asset groups within the North American operations of its Communications segment were impaired. The Company then estimated fair values using a variety of techniques including discounted cash flows and comparable market data. Calculating the estimated fair values involves significant assumptions. Assumptions utilized in estimating fair values under continued asset use included long-term forecasts of revenue growth, gross margins and capital expenditures. Comparable market data was obtained from appraisals and other third party valuation estimates. During the fourth quarter of 2003, the Company determined that fair values of the asset groups within the North American operations of its Communications segment were less than carrying amounts by $92.4 million. The Company recognized this impairment loss during the fourth quarter of 2003. This loss is included as part of net loss from discontinued operations for the year ended December 31, 2003.

On March 12, 2004, the Company’s Board of Directors adopted a plan to sell the assets of the affected operations and exit the North American telecommunications market. On March 18, 2004, the Company announced a definitive agreement to sell assets belonging to the North American operations of its Communications segment to Superior Essex Communications LLC (Superior). Superior will buy inventory and certain equipment, and will take over the Company’s supply agreements with major telecommunications customers, for an amount not to exceed $95.0 million. Subsequent to the consummation of the sale, the Company will close its communications cable plant in Phoenix, Arizona. The Company anticipates incurring severance and other related benefits charges related to the Phoenix plant closure in the range of $6.0-$7.0 million. The Company and Superior received notice on April 21, 2004 of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, clearing the way for the transaction to proceed. The companies expect that the transaction will close during the second quarter of 2004.

The Company has accounted for the North American operations of the Communications segment as discontinued operations in accordance with SFAS No. 144 because (1) the Company’s Board of Directors has adopted a plan to sell the assets of these operations and (2) these operations constitute a component of the overall entity.

Listed below are the major classes of assets and liabilities of the North American operations of the Company’s Communications segment as of December 31, 2003 that are included as part of the disposal group:

(in thousands)
Assets:
Receivables	$15,871
Inventories	47,502
Property, plant and equipment, net	48,898	(1)
Other assets	9,596

Total assets	$121,867
Liabilities:
Accounts payable and accrued liabilities	$28,003
Other liabilities	5,705

Total liabilities	$33,708

(1)	Includes $35 million of property, plant and equipment classified in current assets of discontinued operations due to its anticipated sale to Superior.

Operating results from discontinued operations for the years ended December 31, 2003, 2002 and 2001 include the following revenues and income/(loss) before income tax expense/(benefit) related to the North American operations of the Company’s Communications segment:

Twelve Months Ended December 31,	2003	2002	2001
(in thousands)
Revenues	$202,415	$180,265	$260,338
Income/(loss) before income tax expense/(benefit)	(109,155)	(12,941)	3,635

Note 7: Business Divestiture

In February 2001, the Company completed the sale of its 70% ownership interest in MCTEC B.V. of Venlo, Netherlands to STS Biopolymers Inc. The Company received cash proceeds of approximately $1.4 million and recorded a gain as a result of the transaction of approximately $1.2 million before tax or $0.7 million ($.03 per diluted share) after tax.

Note 8: Inventories

December 31,	2003	2002
(in thousands)
Raw materials	$14,776	$15,371
Work-in-process	11,933	11,679
Finished goods	61,450	80,060
Perishable tooling and supplies	4,080	4,815

Gross inventories	92,239	111,925
Excess of current standard costs over LIFO costs	(7,518)	(5,753)
Obsolescence and other reserves	(3,763)	(7,953)

Net inventories	$80,958	$98,219

Inventories are stated at the lower of cost (last-in, first-out and first-in, first-out methods) or market. Costs include direct material, direct labor and applicable production overhead costs.

Note 9: Property, Plant and Equipment

December 31,	2003	2002
(in thousands)
Land and land improvements	$19,554	$18,189
Buildings and leasehold improvements	83,356	77,912
Machinery and equipment	333,789	323,316
Construction in process	5,316	9,081

	442,015	428,498
Accumulated depreciation	(252,886)	(238,479)

	$189,129	$190,019

Note 10: Impairment of Long-Lived Assets

During the second quarter of 2003, the Company identified certain equipment in its German manufacturing facility that would not be transferred to the Company’s other manufacturing facilities after the closure of the German manufacturing facility late in 2003. In accordance with SFAS No. 144, the Company estimated the fair value of the equipment based upon anticipated net proceeds from its sale and recognized an impairment loss of $0.4 million based on the difference between the carrying value of the equipment and its fair value. This loss was reflected as other operating expense in the Consolidated Statement of Operations for 2003.

During the fourth quarter of 2002, the Company formulated a plan to exit the production of certain products such as special wires for deflection coils used in televisions and CRTs, electrical cords for consumer products, galvanized wire for electronics assemblies, and long-line, single-mode fiber optic cable for the communications and CATV markets. The Company also decided to dispose of certain real estate and buildings in order to rationalize production capabilities. In accordance with SFAS No. 144, the Company estimated the fair value of the assets based upon anticipated net proceeds from the sale of the equipment, buildings, and real estate and recognized an impairment loss of $17.8 million based on the difference between the carrying value of the assets and their fair value. This loss was reflected as other operating expense in the Consolidated Statement of Operations for 2002. The Electronics and Communications segments recognized impairment losses in the amounts of $17.3 million and $0.5 million, respectively.

Note 11: Accounts Payable and Accrued Liabilities

December 31,	2003	2002
(in thousands)
Trade accounts	$42,853	$36,206
Wages, severance and related taxes	11,102	15,754
Employee benefits	21,304	20,415
Interest	4,682	4,895
Other (individual items less than 5% of total current liabilities)	9,238	10,193

	$89,179	$87,463

Facility Consolidation Severance and Other Related Benefits

On December 31, 2002, the Company recorded severance and other related benefits costs in the amount of $8.3 million related to the announced manufacturing facility closings in Germany and Australia as operating expense ($5.9 million in cost of sales and $2.4 million in selling, general and administrative expenses) within the Electronics segment in accordance with EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). During the second quarter of 2003, the Company recorded additional severance and other related benefits costs in the amount of $2.5 million related to the manufacturing facility closings in Germany and Australia as operating expense ($1.9 million in cost of sales and $0.6 million in selling, general and administrative expenses). During the fourth quarter of 2003, the Company recorded additional severance and other related benefits costs in the amount of $0.1 million related to the manufacturing facility closing in Germany as selling, general and administrative expense. 266 employees were eligible for severance payments.

Other Severance and Other Related Benefits

In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded severance and other related benefits costs in the amount of $2.7 million in the third and fourth quarters of 2003 related to personnel reductions within the Electronics segment in the United States, Canada and the Netherlands and within the Communications segment in the United Kingdom as operating expense ($1.4 million in cost of sales and $1.3 million in selling, general and administrative expenses). 132 employees were notified, prior to December 31, 2003, of their pending termination as well as the amount of severance and other related benefits they should expect to receive.

In accordance with SFAS No. 88, Employers’ Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the Company recorded severance and other related benefits costs in the amount of $1.4 million in the third and fourth quarters of 2003 related to personnel reductions within the Electronics segment in the United States as operating expense ($0.3 million in cost of sales and $1.1 million in selling, general and administrative expenses). 20 employees were offered and accepted termination packages prior to December 31, 2003.

The Company anticipates making substantially all severance payments against these accruals within one year of each accrual date.

The following table sets forth termination activity that occurred during the year ended December 31, 2003:

	Facility			Total Number
	Consolidation			of Employees
	Severance	Other	Total	Eligible for
	and	Severance and	Severance and	Severance and
	Other Related	Other Related	Other Related	Other Related
	Benefits	Benefits	Benefits	Benefits
(in thousands, except
number of employees)
Balance at December 31, 2002	$8,344	$—	$8,344	259
Cash payments/terminations	(10,787)	(1,719)	(12,506)	(289)
Foreign currency translation	733	36	769	—
Charges/other adjustments	2,538	4,069	6,607	147

Balance at December 31, 2003	$828	$2,386	$3,214	117

Charges/other adjustments for facility consolidation severance and other related benefits reflect additional charges recognized during the second and fourth quarters of 2003 related to the manufacturing facility closures in Australia and Germany. Charges/other adjustments for other severance and other related benefits reflects charges recognized during the third and fourth quarters of 2003 related to Electronics segment personnel reductions in the United States, Canada and the Netherlands and charges recognized in the fourth quarter of 2003 related to Communications segment personnel reductions in the United Kingdom.

The Company continues to review its business strategies and evaluate further restructuring actions. This could result in additional severance and other related benefits charges in future periods.

Note 12: Long-Term Debt and Other Borrowing Arrangements

December 31,	2003	2002
(in thousands)
Variable-rate bank revolving credit agreement, due 2006	$—	$—
Short-term borrowings	—	—
Medium-term notes, face amount of $75,000 due from 2005 through 2009, contractual interest rate 6.92%, effective interest rate 6.92%	75,000	75,000
Medium-term notes, face amount of $64,000 due 2004, contractual interest rate 7.60%, effective interest rate 4.65%	64,000	64,000
Medium-term notes, face amount of $44,000 due 2006, contractual interest rate 7.74%, effective interest rate 7.75%	44,000	44,000
Medium-term notes, face amount of $17,000 due 2009, contractual interest rate 7.95%, effective interest rate 8.06%	17,000	17,000
Interest rate swaps fair value	1,951	3,242

	$201,951	$203,242

Medium-Term Notes

In 1999, the Company completed a private placement of $64.0, $44.0 and $17.0 million of unsecured medium-term notes. The agreement for the notes contains various customary affirmative and negative covenants and other provisions, including restrictions on the incurrence of debt, maintenance of maximum leverage ratio and minimum net worth.

In 1997, the Company completed a private placement of $75.0 million of unsecured medium-term notes. The notes bear interest at 6.92% and mature 12 years from closing with an average life of 10 years. The agreement for the notes contains various customary affirmative and negative covenants and other provisions, including restrictions on the incurrence of debt, maintenance of maximum leverage ratio and minimum net worth.

Payments due on medium-term notes during each of the five years subsequent to December 31, 2003 are as follows:

(in thousands)
2004	$64,000
2005	15,000
2006	59,000
2007	15,000
2008	15,000
Thereafter	32,000

$200,000

Credit Agreement

The Company entered into a credit agreement with a group of 6 banks on October 9, 2003 (Credit Agreement). The Credit Agreement provides for a secured, variable-rate and revolving credit facility not to exceed $75.0 million expiring in June 2006. In general, the Company’s assets in the United States, other than real property, secure any borrowing under the Credit Agreement. The amount of any such borrowing is subject to a borrowing base comprised of the Company’s receivables and inventories located in the United States. A fixed charge coverage ratio covenant becomes applicable if the Company’s excess borrowing availability falls below $25.0 million. The banks party to the Credit Agreement can advance loans to the Company based on their respective commitments (syndicated loans). Syndicated loans accrue interest at the option of the Company at LIBOR plus 1.75% to 3.25%, or the higher of the prime rate or the federal funds rate plus 0.00% to 1.50%. An unused commitment fee of 0.375% to 0.750% per annum is charged on the unused credit. The Credit Agreement replaced the $100.0 million credit agreement dated June 2001 between the Company and a group of 7 banks that would have expired in June 2004. The Company cancelled the old credit agreement in June 2003.

Although the Company’s borrowing capacity under the Credit Agreement at December 31, 2003 was $58.2 million, the Company and CDT have each agreed in the merger agreement discussed in Note 24, Pending Business Combination (unaudited), that neither party will borrow more than $25.0 million without the consent of the other party prior to the effective date of the merger. There were no outstanding borrowings under the Credit Agreement at December 31, 2003.

Short-Term Borrowings

At December 31, 2003, the Company had unsecured, uncommitted arrangements with 3 banks under which it could borrow up to $7.6 million at prevailing interest rates. There were no outstanding borrowings under these arrangements at December 31, 2003.

At December 31, 2002, the Company had unsecured, uncommitted arrangements with 6 banks under which it could borrow up to $38.2 million at prevailing interest rates. There were no outstanding borrowings under these arrangements at December 31, 2002.

Interest Rate Management

The Company manages its debt portfolio by using interest rate swap agreements to achieve an overall desired position of fixed and floating rates. As of December 31, 2002, the Company was party to interest rate swap agreements relating to 7.60% medium-term notes that mature in 2004. The swaps convert a notional amount of $64.0 million from fixed rates to floating rates and mature in 2004. These arrangements have been designated and qualify as fair value hedges of the associated medium-term notes in accordance with SFAS No. 133, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. Based on current interest rates for similar transactions, the fair values of the Company’s interest rate swap agreements at December 31, 2003 and 2002 were $2.0 million and $3.2 million, respectively. Credit and market risk exposures on these agreements are limited to the net interest differentials. Net interest differentials earned from the interest rate swaps of $1.9 million pretax ($.05 per diluted share) and $1.1 million pretax ($.03 per diluted share) were recorded as reductions to interest expense for the years ended December 31, 2003 and 2002, respectively. Net interest differentials earned from the interest rate swaps reduced the Company’s average interest rate on long-term debt by 0.97 percentage points and 0.47 percentage points for the years ended December 31, 2003 and 2002, respectively. The Company is exposed to credit loss in the event of nonperformance by counterparties on the agreements, but does not anticipate nonperformance by any of the counterparties.

At December 31, 2003, the fair value of the interest rate swap agreements was reflected in other current assets on the Consolidated Balance Sheet. At December 31, 2002, the fair value of the interest rate swap agreements was reflected in other long-lived assets on the Consolidated Balance Sheet.

Note 13: Income Taxes

The net tax expense of $3.9 million for the year ended December 31, 2003 resulted from net income from continuing operations before taxes of $13.0 million. The Company’s effective tax rate after asset impairment, severance and bad debt was 27.3%. This rate was adjusted to 29.7% because of valuation allowances recorded against the foreign net operating loss carryforwards. Earnings from foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes has been made for these earnings. Upon distribution of foreign subsidiary earnings the Company may be subject to United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

The Company is party to a Tax Sharing and Separation Agreement (Tax Agreement) with its former owner, Cooper Industries, Inc. (Cooper). The Tax Agreement requires the Company to pay Cooper most of the tax benefits resulting from basis adjustments arising from the Company’s initial public offering on October 6, 1993. The effect of the Tax Agreement is to put the Company in the same financial position it would have been in had there been no increase in the tax basis of the Company’s assets (except for a retained 10% benefit). The retained 10% benefit reduced income tax expense for the years ended December 31, 2003, 2002 and 2001 by $1.2 million each year. Included in 2003 and 2001 taxes paid are $8.7 million and $10.2 million, respectively, paid to Cooper in accordance with the Tax Agreement. There were no payments to Cooper in 2002.

Years Ended December 31,	2003	2002	2001
(in thousands)
Income/(loss) before taxes and CECAP:
United States operations	$11,772	$15,924	$27,911
Foreign operations	1,208	(22,761)	11,325

	$12,980	$(6,837)	$39,236

Income tax expense/(benefit):
Currently payable/(receivable):
United States federal	$—	$2,009	$2,269
United States state and local	—	489	55
Foreign	(1,671)	(1,715)	1,798

	(1,671)	783	4,122
Deferred:
United States federal	3,222	1,118	6,233
United States state and local	342	(193)	891
Foreign	1,958	(675)	1,179

	5,522	250	8,303

Total income tax expense/(benefit)	$3,851	$1,033	$12,425

Years Ended December 31,	2003	2002	2001
Effective income tax rate reconciliation:
United States federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes	2.6	(4.3)	2.4
Foreign income tax rate differences and other	(7.9)	(45.8)	(5.7)

Effective income tax rate	29.7%	(15.1)%	31.7%

December 31,	2003	2002
(in thousands)
Components of deferred income tax balances:
Deferred income tax liabilities, net:
Plant, equipment and intangibles	$(64,472)	$(50,399)

	(64,472)	(50,399)

Deferred income tax assets:
Postretirement benefits	11,847	14,246
Reserves and accruals	17,155	10,123
Facility impairment	3,397	3,756
Net operating loss carryforwards	8,699	1,701
Valuation allowances	(9,792)	(6,805)

	31,306	23,021

Net deferred income tax liability	$(33,166)	$(27,378)

December 31,	2003			2002
(in thousands)	Current	Noncurrent	Total	Current	Noncurrent	Total
Deferred income tax assets	$9,946	$21,360	$31,306	$7,804	$15,217	$23,021
Deferred income tax liabilities	—	(64,472)	(64,472)	—	(50,399)	(50,399)

	$9,946	$(43,112)	$(33,166)	$7,804	$(35,182)	$(27,378)

Deferred income taxes have been established for differences in the basis of assets and liabilities for financial statement and tax reporting purposes as adjusted for the Tax Agreement with Cooper.

The Company’s net operating loss carryforwards totaled $8.7 million at December 31, 2003. Unless otherwise utilized, net operating loss carryforwards totaling $3.3 million and $1.5 million will expire between 2005 and 2009 and between 2010 and 2023, respectively. Net operating loss carryforwards, which are available for an indefinite carryforward period, total $3.9 million. Net operating loss carryforwards are presented net of liabilities related to the Tax Agreement with Cooper.

Note 14: Retirement Plans

Substantially all employees are covered by defined benefit or defined contribution pension plans maintained by the Company. Annual contributions to retirement plans equal or exceed the minimum funding requirements of applicable local regulations. The assets of the pension plans are maintained in various trusts and invested primarily in equity and fixed income securities and money market funds.

Benefits provided to employees under defined contribution plans include cash contributions by the Company based on either hours worked by the employee or a percentage of the employee’s compensation and in certain plans a partial matching of employees’ salary deferrals with Company common stock. Defined contribution expense for the years ended December 31, 2003, 2002 and 2001 was $4.0 million, $4.3 million and $4.5 million, respectively.

The Company sponsors an unfunded postretirement (medical and life insurance) benefit plan. The medical benefit portion of the plan is only for employees who retired prior to 1989 as well as certain other employees who were near retirement and elected to receive certain benefits.

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for the years ended December 31, 2003 and 2002 as well as a statement of the funded status and balance sheet reporting for these plans as of December 31, 2003 and 2002:

	Pension Benefits		Other Postretirement Benefits
Years Ended December 31,	2003	2002	2003	2002
(in thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$(167,100)	$(140,519)	$(17,808)	$(18,215)
Service cost	(7,156)	(6,670)	(26)	(32)
Interest cost	(11,003)	(9,998)	(1,077)	(1,215)
Participant contributions	(783)	(788)	(63)	(74)
Plan amendments	—	12	(52)	—
Actuarial gain/(loss) and other	(6,339)	(5,291)	—	(115)
Foreign currency exchange rate changes	(13,565)	(9,307)	—	—
Benefits paid	7,643	5,461	2,021	1,843

Benefit obligation, end of year	$(198,303)	$(167,100)	$(17,005)	$(17,808)

Change in plan assets:
Fair value of plan assets, beginning of year	$114,867	$122,797	$—	$—
Actual return on plan assets	20,997	(18,975)	—	—
Employer contributions	6,685	8,214	1,958	1,769
Plan participant contributions	783	788	63	74
Foreign currency exchange rate changes	9,522	7,504	—	—
Benefits paid	(7,643)	(5,461)	(2,021)	(1,843)

Fair value of plan assets, end of year	$145,211	$114,867	$—	$—

Funded status:
Funded status	$(53,092)	$(52,233)	$(17,005)	$(17,808)
Unrecognized net actuarial (gain)/loss	44,327	43,189	7,530	7,908
Unrecognized prior service cost	(182)	(222)	(726)	(832)

Accrued benefit cost	$(8,947)	$(9,266)	$(10,201)	$(10,732)

	Pension Benefits		Other Postretirement Benefits
Years Ended December 31,	2003	2002	2003	2002
(in thousands)
Amounts recognized in the balance sheets:
Prepaid benefit cost	$4,029	$5,828	$—	$—
Accrued benefit liability (current)	(17,170)	(15,245)	(10,201)	(10,732)
Accrued benefit liability (noncurrent)	(18,531)	(24,057)	—	—
Noncurrent deferred taxes	8,654	9,466	—	—
Accumulated other comprehensive income/(loss)	14,071	14,742	—	—

Net amount recognized	$(8,947)	$(9,266)	$(10,201)	$(10,732)

The change in benefit obligation for pension and other benefits attributable to actuarial gains or losses for 2003 results primarily from a decrease in the discount rates used in the computation of such benefits partially offset by a decrease in the assumed rate of salary increase for the Netherlands and United States pension plans.

The change in benefit obligation for pension and other benefits attributable to actuarial gains or losses for 2002 results primarily from a decrease in the discount rates used in the computation of such benefits partially offset by a decrease in the interest credit rate for the United States pension plan.

The accumulated benefit obligation for all defined benefit pension plans was $171.0 million and $140.8 million at December 31, 2003 and 2002, respectively.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with an accumulated benefit obligation in excess of plan assets were $100.3 million, $98.1 million and $69.9 million, respectively, as of December 31, 2003 and $91.5 million $88.8 million and $59.7 million, respectively, as of December 31, 2002.

A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds the fair value of plan assets and accrued pension liabilities. As of December 31, 2003, the Company recorded minimum pension liabilities of $22.9 million with offsets to noncurrent deferred taxes, accumulated other comprehensive income and long-lived assets in the amounts of $8.7 million, $14.1 million and $0.1 million, respectively. As of December 31, 2002, the Company recorded minimum pension liabilities of $24.4 million with offsets to noncurrent deferred taxes, accumulated other comprehensive loss and long-lived assets in the amounts of $9.5 million, $14.8 million and $0.1 million, respectively. The change in the amount included in accumulated other comprehensive income/(loss) due to a change in the additional minimum pension liability was $(0.7) million and $12.9 million for the years ended December 31, 2003 and 2002, respectively.

The following table provides the components of net periodic benefit costs for the plans for the years ended December 31, 2003, 2002 and 2001:

	Pension Benefits			Other Postretirement Benefits
Years Ended December 31,	2003	2002	2001	2003	2002	2001
(in thousands)
Components of net periodic benefit cost:
Service cost	$7,156	$6,670	$5,942	$26	$32	$31
Interest cost	11,003	9,998	8,815	1,077	1,215	1,300
Expected return on plan assets	(13,112)	(12,681)	(12,437)	—	—	—
Amortization of prior service cost	(40)	(40)	(30)	(106)	(706)	(706)
Net (gain)/loss recognition	246	61	(937)	430	516	482

Net periodic benefit cost	$5,253	$4,008	$1,353	$1,427	$1,057	$1,107

The following table presents the assumptions used in determining benefit obligations as of December 31, 2003 and 2002 and the net periodic costs amounts for the years ended December 31, 2003 and 2002.

	Pension Benefits		Other Postretirement Benefits
December 31,	2003	2002	2003	2002
(in thousands)
Weighted average assumptions for benefit obligations at year-end:
Discount rate	5.7%	6.5%	6.0%	6.8%
Salary increase	4.0%	4.4%	N/A	N/A
Weighted-average assumptions for net periodic cost for the year:
Discount rate	6.5%	6.9%	6.8%	7.0%
Salary increase	4.4%	4.4%	N/A	N/A
Expected return on assets	8.6%	8.8%	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	N/A	N/A	8.5%	9.0%
Rate that the cost trend rate gradually declines to	N/A	N/A	5.5%	5.5%
Year that the rate reaches the rate it is assumed to remain at	N/A	N/A	2010	2010
Measurement date	12/31/03	12/31/02	12/31/03	12/31/02

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point change in assumed health care cost trend rates would have the following effects on 2003 expense and year-end liabilities.

(in thousands)	1% Increase	1% Decrease
Effect on total of service and interest cost components	$65	$(59)
Effect on postretirement benefit obligation	$1,169	$(1,044)

The following table reflects the pension plans’ asset allocation as of December 31, 2003 and 2002, and the 2004 target allocation.

	Target	Actual	Actual
Asset Category	2004	2003	2002
Equity securities	64%	68%	62%
Debt securities	36%	32%	38%
Real estate	0%	0%	0%
Other	0%	0%	0%

Total	100%	100%	100%

The target asset allocation for the investment of the Company’s pension plan assets reflects a desired allocation of 25% to debt securities and 75% to equity securities adjusted for regulatory constraints on asset allocations in certain international jurisdictions. The plans only invest in debt and equity instruments for which there is a ready public market. The Company develops its expected long-term rate of return assumptions based on the historical rates of return for equity and debt securities of the types in which the plan invests.

The Company anticipates contributing $10.3 million and $2.2 million to its pension plans and other postretirement plan, respectively, during 2004.

Note 15: Stock Compensation Plans

During the years ended December 31, 2003, 2002 and 2001, the Company sponsored four stock compensation plans — the Belden Inc. 2003 Long-term Incentive Plan and the Belden Inc. 1994 Incentive Plan (together, the Incentive Plans) as well as the Belden Inc. 2003 Employee Stock Purchase Plan and the Belden Inc. 1994 Employee Stock Purchase Plan (together, the Stock Purchase Plans).

Incentive Plans

Under the Incentive Plans, certain employees of the Company are eligible to receive awards in the form of stock options, stock appreciation rights, restricted stock grants and performance shares. Under the Belden Inc. 1994 Incentive Plan, 3.8 million shares of Company common stock were originally reserved for issuance. Under the Belden Inc. 2003 Long-term Incentive Plan, 0.8 million shares of Company common stock were originally reserved for issuance.

Options to purchase stock are granted at not less than fair market value, become exercisable in equal amounts on each of the first 3 anniversaries of the grant date and expire 10 years from the grant date. As of December 31, 2003, options to purchase approximately 2.3 million shares of Company common stock were outstanding and vested.

The following table summarizes the Company’s stock option activity and related information for the years ended December 31, 2003, 2002, and 2001:

Years Ended December 31,		2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
(in thousands, except weighted		Exercise		Exercise		Exercise
average exercise price)	Options	Price	Options	Price	Options	Price
Outstanding at beginning of year	2,741	$26.08	2,556	$26.33	2,243	$26.56
Granted	207	13.08	341	21.06	442	28.10
Exercised	(10)	16.94	(73)	17.51	(80)	17.66
Canceled	(153)	25.96	(83)	27.69	(49)	26.29

Outstanding at end of year	2,785	$25.17	2,741	$26.08	2,556	$26.33

Exercisable at end of year	2,262	$26.58	1,967	$27.27	1,636	$28.14

The following table summarizes information about fixed stock options outstanding at December 31, 2003:

(in thousands, except weighted
average amounts)		Options Outstanding		Options Exercisable
		Weighted
Range of		Average	Weighted
Exercise		Remaining	Average		Weighted Average
Prices	Options	Contractual Life	Exercise Price	Options	Exercise Price
$11 to 21	1,044	6.5 years	$17.97	648	$18.68
21 to 27	949	6.3 years	23.65	822	23.25
27 to 32	244	2.0 years	30.68	244	30.68
32 to 37	56	3.2 years	35.19	56	35.19
37 to 42	492	3.9 years	39.53	492	39.53

$11 to 42	2,785	5.5 years	$25.17	2,262	$26.58

The Company issued the following restricted stock awards to a number of its key employees during the years ending December 31, 2003, 2002 and 2001. Participants receive a stated amount of the Company’s common stock, as well as dividends declared on that stock that have accumulated during the vesting period, provided they remain employed with the Company for three years from the grant date.

(in thousands)	Awards
February 2001	66,000
February 2002	97,000
May 2002	5,000
February 2003	93,500
May 2003	1,000

262,500

The following tables summarize the Company’s activity and related information regarding restricted stock awards issued to key employees for the years ended December 31, 2003, 2002 and 2001:

Shares and Accumulated Dividends

Years Ended December 31,	Awards			Accumulated Dividends
(in thousands)	2003	2002	2001	2003	2002	2001
Outstanding at beginning of period	155	66	—	$43	$13	$—
Granted / Declared	94	102	66	50	32	13
Forfeited	(3)	(13)	—	(2)	(2)	—

Outstanding at end of period	246	155	66	$91	$43	$13

Compensation

Years Ended December 31,	Unearned Deferred Compensation			Compensation Expense
(in thousands)	2003	2002	2001	2003	2002	2001
Balance at beginning of period	$2,014	$1,233	$—	$—	$—	$—
Restricted stock awarded	1,255	2,142	1,741	—	—	—
Restricted stock forfeited	(21)	(221)	—	(46)	(89)	—
Amortization	(1,548)	(1,140)	(508)	1,548	1,140	508

Balance at end of period	$1,700	$2,014	$1,233	$1,502	$1,051	$508

The Company issued 12,000 shares of restricted stock to its nonemployee Directors during the year ended December 31, 2003. This restricted stock vested immediately but each recipient is restricted from selling, transferring, pledging or otherwise disposing of his shares until he departs from the Company’s Board of Directors, and then no sooner than 6 months after the date of issue. Each recipient does receive cash dividends on a quarterly basis in the amount of $.05 per share. The aggregate market value of the restricted stock on the date the shares were issued was recognized as administrative expense in the Company’s Consolidated Statement of Operations.

The Belden Inc. 1994 Incentive Plan expired by its own terms in October 2003 and no future awards are available under this plan. At December 31, 2003, 788,000 shares of Company common stock were available for future awards under the Belden Inc. 2003 Long-term Incentive Plan.

Stock Purchase Plans

Under the Stock Purchase Plans, all full-time employees and part-time employees whose customary employment is for 20 or more hours per week and 5 or more months per year in Canada, the Netherlands, the United States and, prior to January 1, 2004, Germany receive the right to purchase a specified amount of common stock at the lesser of 85% of the average selling price on the offering date or 85% of the average selling price on the exercise date. Under the Belden Inc. 1993 Employee Stock Purchase Plan, 1.3 million shares of common stock were originally reserved for issuance. Under the Belden Inc. 2003 Employee Stock Purchase Plan, 1.2 million shares of common stock were originally reserved for issuance.

The following table summarizes the Company’s activity and related information regarding the Stock Purchase Plans for the years ended December 31, 2003, 2002 and 2001:

			Participants Acquiring Shares
	Exercise	Shares Purchased or to	or Holding Rights to Acquire	Exercise Price
Offering	Date	be Purchased	Shares	per Share
1999	December 7, 2001	182,199	754	$17.32
2001	December 6, 2002	131,169	752	$13.46
2002	December 5, 2003	177,920	831	$11.74
2003	December 6, 2004	154,169 (1)	918 (1)	$14.92 (2)

(1)	Shares to be purchased and participants with rights to acquire shares were determined as of December 31, 2003. The actual number of shares to be purchased on the exercise date of December 6, 2004 could be materially different from this estimate due to participant withdrawals from the Offering during 2004 and the average selling price of the Company’s common stock on the exercise date.

(2)	Exercise price per share under 2003 Offering will be the lesser of $14.92 or 85% of the average selling price on the exercise date.

The Belden Inc. 1993 Employee Stock Purchase Plan expired by its own term in September 2003 and no future purchase rights are available under this plan. At December 31, 2003, 1.2 million shares of Company common stock were available for future awards under the Belden Inc. 2003 Employee Stock Purchase Plan.

Note 16: Stockholder Rights Plan

Under the Company’s Stockholder Rights Plan, each share of common stock generally has “attached” to it one preferred share purchase right. Each right, when exercisable, entitles the holder to purchase 1/100th of a share of the Company’s Series A Junior Participating Preferred Stock at a purchase price of $100. Each 1/100th of a share of Series A Junior Participating Preferred Stock will be substantially equivalent to one share of common stock and will be entitled to one vote, voting together with the shares of common stock. The rights will become exercisable only if, without the prior approval of the Board of Directors, a person or group of persons acquires or announces the intention to acquire 15% or more of the common stock. If the Company is acquired through a merger or other business combination transaction, each right will entitle the holder to purchase $200 worth of the surviving company’s common stock for $100 (subject to adjustment). In addition, if a person or group of persons acquires 15% or more of the common stock, each right not owned by the 15% or greater shareholder would permit the holder to purchase $200 worth of common stock for $100 (subject to adjustment). The rights are redeemable, at the option of the Company, at $.01 per right at any time until ten business days after a person or group of persons acquires 15% or more of the common stock. The rights expire on July 18, 2005.

Note 17: Unconditional Purchase Obligations

At December 31, 2003, the Company’s continuing operations were committed to purchase approximately 0.2 million pounds of copper at an aggregate cost of $0.3 million. At December 31, 2003, the aggregate fixed cost of these purchases was less than $0.1 million under the aggregate market cost that would be incurred on a spot purchase of the same amount of copper. The aggregate market cost was based on the current market price of copper obtained from the New York Mercantile Exchange.

At December 31, 2003, the Company’s discontinued operations were committed to purchase approximately 18.0 million pounds of copper at an aggregate cost of $16.9 million. At December 31, 2003, the aggregate fixed cost of these purchases was $1.9 million under the aggregate market cost that would be incurred on a spot purchase of the same amount of copper. The aggregate market cost was based on the current market price of copper obtained from the New York Mercantile Exchange.

The commitments mature as follows:

	Continuing	Discontinued
	Operations	Operations
(in thousands)
Quarter 1, 2004	$253	$7,941
Quarter 2, 2004	—	8,956
Quarter 3, 2004	—	—
Quarter 4, 2004	—	—
Thereafter	—	—

Note 18: Operating Leases

Operating lease expense incurred primarily for office space, machinery and equipment by the Company’s continuing operations was $5.3 million, $5.0 million and $4.3 million in 2003, 2002 and 2001, respectively. Operating lease charges incurred by the Company’s discontinued operations were $0.2 million, $0.3 million and $0.2 million in 2003, 2002 and 2001, respectively. These charges are included in net income/(loss) from discontinued operations in the Consolidated Statements of Operations.

Minimum annual lease payments for noncancelable operating leases in effect at December 31, 2003 are as follows:

	Continuing	Discontinued
	Operations	Operations
(in thousands)
2004	$3,551	$274
2005	1,665	251
2006	619	—
2007	169	—
2008	2	—
Thereafter	—	—

	$6,006	$525

Note 19: Major Customers, Concentrations of Credit and Fair Value of Financial Instruments

Major Customers

The following table presents revenues generated from sales to the Company’s two major customers for the years ended December 31, 2003, 2002 and 2001.

Years ended December 31,	2003		2002		2001
		Percent of		Percent of		Percent of
		Total		Total		Total
(in thousands, except % data)	Amount	Revenues	Amount	Revenues	Amount	Revenues
Customer 1	$118,627	19%	$128,336	20%	$104,166	15%
Customer 2	62,714	10%	56,628	9%	65,542	9%

Concentrations of Credit

The Company sells its products to many customers in several markets across multiple geographic areas. The ten largest customers, primarily the larger distributors and communications companies, constitute in aggregate approximately 50%, 50% and 44% of revenues in 2003, 2002 and 2001, respectively.

The Company recognized total bad debt expense of $0.8 million, $1.8 million and $0.5 million during 2003, 2002 and 2001, respectively.

The following table reflects the receivables that represent the only significant concentrations of credit to which the Company was exposed at December 31, 2003 and 2002. Historically, these customers generally pay all outstanding receivables within thirty to sixty days of invoice receipt.

December 31,	2003		2002
		Percent of Net		Percent of Net
(in thousands, except % data)	Amount	Receivables	Amount	Receivables
Customer 1	$15,262	18%	$12,412	16%
Customer 2	8,990	11%	7,286	9%

Total	$24,252	29%	$19,698	25%

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and interest rate swap agreements. At December 31, 2003 and 2002, the book values of cash and cash equivalents, trade receivables, trade payables and interest rate swap agreements are considered representative of their respective fair values. The book value of the Company’s debt instruments at December 31, 2003 was $202.0 million. The fair value of the debt instruments at December 31, 2003 was approximately $201.2 million estimated on a discounted cash flow basis using current obtainable rates for similar financing.

Note 20: Contingent Liabilities

General

Various claims are asserted against the Company in the ordinary course of business including those pertaining to income tax examinations and product liability, customer, vendor and patent matters. Based on facts currently available, management believes that the disposition of the claims that are pending or asserted will not have a materially adverse effect on the financial position of the Company.

Letters of Credit, Guarantees and Bonds

At December 31, 2003, the Company was party to unused standby letters of credit and unused bank guarantees totaling $3.9 million and $0.5 million, respectively. The Company also maintains bonds totaling $2.7 million in connection with workers compensation self-insurance programs in several states, taxation in Canada and the importation of product into the United States and Canada.

Severance and Other Related Benefits

The Company recently completed the sale of part of its business in Germany to a management-led buyout group. The Company will retain liability for severance and other related benefits estimated to be $3.0 million at December 31, 2003 in the event the buyout group terminates transferred employees within three years of the buyout date. The severance and other related benefits amounts are reduced based upon the transferred employees’ duration of employment with the buyout group. The Company will be relieved of any remaining contingent liability related to the transferred employees on the third anniversary of the buyout date.

Intercompany Guarantees

An intercompany guarantee is a contingent commitment issued by either Belden Inc. or one of its subsidiaries to guarantee the performance of either Belden Inc. or one of its subsidiaries to a third party in a borrowing arrangement or similar transaction. The terms of these intercompany guarantees are equal to the terms of the related borrowing arrangements or similar transactions and range from 1 year to 12 years. The only intercompany guarantees outstanding at December 31, 2003 are the guarantees executed by Belden Wire & Cable Company and Belden Communications Company related to the $200.0 million indebtedness of Belden Inc. under various medium-term note purchase agreements and the guaranty executed by Belden Inc. related to $7.5 million of potential indebtedness under an overdraft line of credit between Belden Wire & Cable B.V. and its local cash management bank. The maximum potential amount of future payments Belden Inc. or its subsidiaries could be required to make under these intercompany guarantees at December 31, 2003 is $207.5 million. In accordance with the scope exceptions provided by FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, the Company has not measured and recorded the carrying values of these guarantees in its Consolidated Financial Statements. The Company also does not hold collateral to support these guarantees.

Note 21: Industry Segments and Geographic Information

The Company conducts its operations through two business segments — the Electronics segment and the Communications segment. The Electronics segment designs, manufactures and markets metallic and fiber optic wire and cable products with industrial, networking, entertainment/OEM and communications applications. These products are sold primarily through distributors. The Communications segment designs, manufactures and markets metallic cable products primarily with communications applications. These products are sold chiefly to large telecommunications companies. Due to the pending sale of assets belonging to the North American operations of the Company’s Communications segment to Superior, the North American operations of the Communications segment are accounted for as discontinued operations. Therefore, the European operations, with a manufacturing facility in Manchester, United Kingdom, are accounted for as the only continuing operations of the Communications segment in this Current Report on Form 8-K.

The Company evaluates segment performance and allocates resources based on operating earnings before interest and income taxes. Operating earnings of the two principal segments include all the ongoing costs of operations. Allocations to or from these business segments are not significant. With the exception of certain unallocated tax assets, substantially all the business assets are utilized by the business segments.

Business Segment Information

Amounts reflected in the column entitled “Other” in the tables below represent corporate headquarters operating, treasury and income tax expenses and the elimination of intersegment revenues and cost of sales.

Year Ended December 31, 2003	Electronics	Communications	Other	Consolidated
(in thousands)
External customer revenues	$553,743	$70,363	$—	$624,106
Intersegment revenues	7,968	541	(8,509)	—
Depreciation & amortization	21,054	1,720	261	23,035
Asset impairment expense	352	—	—	352
Segment operating earnings/(loss)	32,163	4,903	(11,515)	25,551
Interest expense	—	—	12,571	12,571
Net income/(loss) before taxes and CECAP	32,163	4,903	(24,086)	12,980
Segment identifiable assets(1)	381,352	63,260	83,344	527,956
Acquisition of property, plant & equipment	9,510	471	—	9,981

(1)	Excludes assets of discontinued operations

Year Ended December 31, 2002	Electronics	Communications	Other	Consolidated
(in thousands)
External customer revenues	$567,126	$65,957	$—	$633,083
Intersegment revenues	9,937	46	(9,983)	—
Depreciation & amortization	25,847	1,529	267	27,643
Asset impairment expense	17,512	518	—	18,030
Segment operating earnings/(loss)	11,315	6,627	(10,522)	7,420
Interest expense	—	—	14,257	14,257
Net income/(loss) before taxes and CECAP	11,315	6,627	(11,105)	(6,837)
Segment identifiable assets(1)	410,997	49,872	23,654	484,523
Acquisition of property, plant & equipment	18,584	1,468	7	20,059

(1)	Excludes assets of discontinued operations

Year Ended December 31, 2001	Electronics	Communications	Other	Consolidated
(in thousands)
External customer revenues	$635,630	$72,401	$—	$708,031
Intersegment revenues	7,848	27	(7,875)	—
Depreciation & amortization	27,142	1,309	266	28,717
Segment operating earnings/(loss)	61,925	2,873	(7,952)	56,846
Interest expense	—	—	18,810	18,810
Net income/(loss) before taxes and CECAP	63,125	2,648	(26,537)	39,236
Segment identifiable assets(1)	422,355	43,282	14,617	480,254
Acquisition of property, plant & equipment	19,902	3,761	2	23,665

(1)	Excludes assets of discontinued operations

Total segment operating earnings differ from net income/(loss) reported in the Consolidated Statements of Operations as follows:

Year Ended December 31,	2003	2002	2001
(in thousands)
Total segment operating earnings	$25,551	$7,420	$56,846
Nonoperating earnings	—	—	(1,200)
Interest expense	12,571	14,257	18,810
Income tax expense	3,851	1,033	12,425
Net income/(loss) from continuing operations	9,129	(7,870)	26,811
Net income/(loss) from discontinued operations(1)	(69,859)	(8,023)	4,398
Cumulative effect of change in accounting principle	—	—	(251)

Net income/(loss)	(60,730)	(15,893)	30,958

(1)	Net of tax benefit of $39,296, $4,918 and $763, respectively

Geographic Information

The following table identifies revenues by country based on the location of the customer and long-lived assets by country based on physical location.

	United		United	Continental	Rest of
	States	Canada	Kingdom	Europe	World	Total
(in thousands)
Year ended December 31, 2003
Revenues	$314,603	$51,794	$82,623	$102,637	$72,449	$624,106
Percent of total revenues	50%	8%	13%	17%	12%	100%
Long-lived assets	$146,130	$14,712	$28,800	$67,372	$536	$257,550
Year ended December 31, 2002
Revenues	$337,830	$49,219	$84,081	$89,967	$71,986	$633,083
Percent of total revenues	53%	8%	13%	14%	12%	100%
Long-lived assets	$171,903	$11,756	$27,982	$63,617	$3,463	$278,721
Year ended December 31, 2001
Revenues	$382,126	$40,315	$88,044	$116,298	$81,248	$708,031
Percent of total revenues	54%	6%	12%	16%	12%	100%
Long-lived assets	$169,166	$12,106	$25,226	$62,088	$10,736	$279,322

Note 22: Quarterly Operating Results (unaudited)

2003 (by quarter)	1	2	3	4
(in thousands, except per share amounts)
Revenues	$153,317	$153,800	$155,297	$161,692
Gross profit	28,890	28,135	31,123	32,472
Operating earnings	5,393	4,586	6,676	8,896
Net income from continuing operations	1,236	515	3,584	3,794
Net loss from discontinued operations	(3,534)	(1,268)	(2,751)	(62,306	)(1)
Net income/(loss)	(2,298)	(753)	833	(58,512	)(1)
Basic earnings/(loss) per share:
Continuing operations	$.05	$.02	$.14	$.15
Discontinued operations	(.14)	(.05)	(.11)	(2.47	)(1)
Net income/(loss)	(.09)	(.03)	.03	(2.32	)(1)
Diluted earnings/(loss) per share:
Continuing operations	$.05	$.02	$.14	$.15
Discontinued operations	(.14)	(.05)	(.11)	(2.45	)(1)
Net income/(loss)	(.09)	(.03)	.03	(2.30	)(1)

(1)	Includes asset impairment expense totaling $92.4 million.

2002 (by quarter)	1	2	3	4
(in thousands, except per share amounts)
Revenues Gross profit	$152,294	$164,807	$157,338	$158,644
Gross profit	29,438	36,227	33,316	22,211
Operating earnings	5,465	13,470	9,321	(20,836	)(2)
Net income/(loss) from continuing operations	983	6,521	3,995	(19,369	)(2)
Net income/(loss) from discontinued operations	186	(1,825)	(1,233)	(5,151	)(3)
Net income/(loss)	1,169	4,696	2,762	(24,520	)(4)
Basic earnings/(loss) per share:
Continuing operations	$.04	$.26	$.16	$(.78	)(2)
Discontinued operations	.01	(.07)	(.05)	(.21	)(3)
Net income/(loss)	.05	.19	.11	(.99	)(4)
Diluted earnings/(loss) per share:
Continuing operations	$.04	$.26	$.16	$(.78	)(2)
Discontinued operations	.01	(.07)	(.05)	(.21	)(3)
Net income/(loss)	.05	.19	.11	(.99	)(4)

(2)	Includes asset impairment expense totaling $18.0 million.

(3)	Includes asset impairment expense totaling $14.7 million.

(4)	Includes asset impairment expense from both continuing and discontinued operations totaling $32.7 million.

Note 23: Minimum Requirements Contracts

The Company had a contractual (“take-or-pay”) agreement with a Communications segment customer that required the customer to purchase minimum quantities of product from the Company or pay the Company compensation according to contractual terms through 2002.

•	During 2002, the customer did not make the minimum required purchases and the Company was entitled to receive compensation according to the terms of the agreement. As a result, the Company recorded $8.1 million in other operating earnings that represented $9.5 million in “take-or-pay” compensation net of a $1.4 million charge to write off inventory reserved for the customer. This $9.5 million receivable as of December 31, 2002 was paid in January 2003.

•	During 2001, the customer did not make the minimum required purchases and the Company was entitled to receive compensation according to the terms of the agreement. As a result, the Company recorded $8.3 million in other operating earnings as “take-or-pay” compensation. This $8.3 million receivable as of December 31, 2001 was paid in February 2002.

•	This agreement terminated on December 31, 2002.

The Company has a second contractual (“sales incentive”) agreement with the same Communications segment customer that requires the customer to purchase quantities of product from the Company generating at a minimum $3.0 million in gross profit per annum or pay the Company compensation according to contractual terms through 2005.

•	During 2003, the customer did not make the minimum required purchases and the Company was entitled to receive compensation according to the terms of the agreement. As a result, the Company recorded $3.0 million in other operating earnings as “sales incentive” compensation. This $3.0 million receivable as of December 31, 2003 was paid in January 2004.

•	During 2002, the customer did not make the minimum required purchases and the Company was entitled to receive compensation according to the terms of the agreement. As a result, the Company recorded $3.0 million in other operating earnings as “sales incentive” compensation. This $3.0 million receivable as of December 31, 2002 was paid in January 2003.

•	In February 2002, the customer prepaid $1.5 million of “sales incentive” compensation as required by the agreement. The Company recorded the $1.5 million received as deferred revenue in the Consolidated Financial Statements

Note 24: Pending Business Combination (unaudited)

On February 4, 2004, the Company entered into an Agreement and Plan of Merger (the Merger) with Cable Design Technologies Corporation (CDT). If the Merger is consummated, the combined company will focus on products for the specialty electronics and data networking markets, including connectivity. Completion of the Merger is subject to various conditions including approval by stockholders of both companies and by certain domestic and international regulatory agencies. Under terms of the Merger, Belden common stockholders would receive 2 shares of CDT common stock (or 1 share of CDT common stock if a proposed reverse stock split of CDT common stock is effected prior to the Merger) for every 1 share of Belden common stock. If the proposed stock split of CDT common stock is effected prior to the Merger, the combined company would have approximately 46.7 million shares of common stock outstanding. The former CDT stockholders will own approximately 45% of the combined company and the former Belden stockholders will own approximately 55% of the combined company. Upon completion of the Merger, Belden will become a wholly-owned subsidiary of CDT. The Company anticipates that annual dividends in the aggregate of $0.20 per common share will be paid to all common stockholders of the merged companies starting in the third calendar quarter of 2004. The Company anticipates the Merger will be completed late in the second quarter or early in the third quarter of 2004 and accounted for as a reverse acquisition under the purchase method of accounting with Belden deemed the acquiring entity and CDT deemed the acquired entity in accordance with SFAS No. 141 because Belden’s owners as a group will retain or receive the larger portion of the voting rights in the combined entity and Belden’s senior management will represent a majority of the senior management of the combined entity. The Company and CDT received notice on March 24, 2004 of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The following is a summary of selected unaudited balance sheet information of CDT as of its most recent reported quarter ended January 31, 2004:

(in thousands)
Current assets	$277,202
Total assets	513,253
Current liabilities, excluding debt	69,854
Current maturities of long-term debt	1,984
Long-term debt, excluding current maturities	111,921
Total liabilities	217,545
Stockholders’ equity	295,708

The following is a summary of selected unaudited income statement information of CDT for the most recent reported twelve months ended January 31, 2004:

(in thousands)
Revenues	$503,445
Operating earnings before restructuring charges	13,961
Restructuring charges	(3,894)
Operating earnings	10,067
Net loss	(473)

Based on the net assets of CDT as of January 31, 2004, subject to changes in net assets through the closing date and determination of the final cost of CDT and allocations of such cost, the aggregate fair values of net assets are expected to be in excess of the book values of net assets by approximately $147.0 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Belden Inc.

We have audited the accompanying consolidated balance sheets of Belden Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belden Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 in the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 5, 2004, except for Note 6,
as to which the date is March 12, 2004